Execution Copy

CONFIDENTIAL

STOCK PURCHASE AGREEMENT dated as of April 13, 2007 by and between RONALD J. RICE and PLAYTEX PRODUCTS, INC. with respect to the sale of all the outstanding stock of TIKI HUT HOLDING COMPANY, INC.

TABLE OF CONTENTS

Page No.

Article 1 DEFINITIONS		2
1.1	Terms	2
1.2	Certain Rules of Construction	10

Article 2 PURCHASE AND SALE OF SHARES		11
2.1	Purchase and Sale of Holdco Shares	11
2.2	Purchase Price	11
2.3	Closing Date Adjustment Determination	12

Article 3 CLOSING		16
3.1	Closing Date	16
3.2	Conditions to Both Parties Obligations	16
3.3	Conditions to Seller’s Obligations	16
3.4	Conditions to Buyer’s Obligations	17
3.5	Seller’s Closing Deliveries	17
3.6	Buyer’s Closing Deliveries	18
3.7	Transfer of Excluded Assets	19

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		19
4.1	Seller	19
4.2	Status of the Companies	20
4.3	Capitalization	21
4.4	Conflicts and Consents	21
4.5	Financial Matters	22
4.6	Taxes	24
4.7	Governmental Permits	26
4.8	Intellectual Property	26
4.9	Real and Personal Property -- Owned or Leased	27
4.10	Material Contracts	28
4.11	Insurance	30
4.12	No Violation, Litigation or Regulatory Action	30
4.13	ERISA	30
4.14	Labor Matters	32
4.15	Employees	32
4.16	Insider Interests	32
4.17	Environmental Compliance	33
4.18	Inventory	34
4.19	Brokers	34
4.20	Warranties	34
4.21	Customers and Suppliers	34
4.22	Disclaimer of Warranties	35

i

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		35
5.1	Status of Buyer	36
5.2	Authority of Buyer; Conflicts and Consents	36
5.3	No Litigation or Regulatory Action	36
5.4	Financial Ability	37
5.5	Brokers	37
5.6	Investment	37
5.7	Access to Information; Sophistication	37

Article 6 ACTIONS PRIOR TO THE CLOSING DATE		38
6.1	Access to Information	38
6.2	Notifications	39
6.3	Consents of Third Parties; Governmental Approvals	39
6.4	Filings Under the HSR Act	39
6.5	Operations Prior to the Closing Date	40
6.6	No Negotiations	42
6.7	Release of Guaranties, etc	42
6.8	Financial Statements	42
6.9	Employee Plan Payments Through Closing	42
6.10	Notice of Prospective Breach; Supplement to Schedules	42

Article 7 ADDITIONAL AGREEMENTS		43
7.1	Tax Matters	43
7.2	Transfer Taxes	47
7.3	Employee Matters	47
7.4	Securities Legends	48
7.5	Confidential Nature of Information	48
7.6	No Public Announcement	49
7.7	Expenses	49
7.8	Directors’ and Officers’ Indemnification	50
7.9	Non-Competition	50
7.10	Non-Solicitation of Employees	50
7.11	Non-Solicitation of Customers	50
7.12	Confidentiality	50
7.13	Non-Exclusive Remedy	51
7.14	Assignment of Accounts Receivable	51
7.15	FIRPTA Certificate	51
7.16	Access to Records	51

Article 8 INDEMNIFICATION		52
8.1	Definition of Loss	52
8.2	Specific Indemnification Obligations—by Seller	52
8.3	Specific Indemnification Obligations – by Buyer	54
8.4	Certain Limitations	54
8.5	Notice of Claims	55
8.6	Third Person Claims	56
8.7	Additional Limitations	58
8.8	Survival; Exclusive Remedies	59
8.9	Treatment of Indemnity Payment	59

Article 9 TERMINATION		59
9.1	Termination	59
9.2	Notice of Termination	59
9.3	Effect of Termination	60

Article 10 GENERAL PROVISIONS		60
10.1	Good Faith; Cooperation; Further Assurances	60
10.2	Notices	60
10.3	Assignment; Successors in Interest	61
10.4	No Third Party Beneficiaries	62
10.5	Severability	62
10.6	Remedies	62
10.7	Controlling Law; Integration; Amendment; Waiver	62
10.8	Counterparts	63

LIST OF SCHEDULES

Schedule

Schedule 1.1(A)	Permitted Real Property Encumbrances
Schedule 1.1(B)	Adjustment Amount Examples
Schedule 1.1(C)	General Ledger Accounts
Schedule 1.1(D)	Deferred Compensation Payments
Schedule 3.2(b)	Required Government Approvals
Schedule 3.3(c)	Consents Obtained by Seller
Schedule 3.5(e)	Amounts Owed to Companies by Seller
Schedule 3.6	Excluded Assets
Schedule 4.1	Violations or Conflicts
Schedule 4.2	List of Jurisdictions where Business Conducted
Schedule 4.3	Encumbrances on Capital
Schedule 4.4	Conflicts and Consents
Schedule 4.5(a)	Audited 2005, Unaudited 2006 and Projected 2007 Financial Statements
Schedule 4.5(b)	Status of Financial Statements
Schedule 4.5(c)	Absence of Changes
Schedule 4.5(d)	Accounts Receivable
Schedule 4.5(e)	Undisclosed Liabilities
Schedule 4.6	Unpaid Taxes
Schedule 4.7	Governmental Permits
Schedule 4.8(a)	Intellectual Property
Schedule 4.8(b)	Intellectual Property Agreements
Schedule 4.8(c)	Registered, Assumed or Fictitious Business Names
Schedule 4.8(d)	Intellectual Property Licenses
Schedule 4.9(a)(I)	Real Property
Schedule 4.9(a)(II)	Plant, Machinery and Tangible Personal Property
Schedule 4.9(b)	Material Leases
Schedule 4.9(c)	Condemnation Proceedings
Schedule 4.10	Material Contracts
Schedule 4.11	Insurance Policies
Schedule 4.12	Violation, Litigation or Regulatory Actions
Schedule 4.13	Employee Plans
Schedule 4.14	Labor Disputes
Schedule 4.15	List of Employees
Schedule 4.16	Insider Interests
Schedule 4.17	Environmental Compliance
Schedule 4.18	Inventory
Schedule 5.3	Litigation or Regulatory Action
Schedule 6.5(b)	Actions Prior to Closing
Schedule 6.7	Seller Commitments
Schedule 6.8	2006 Financial Statements and Unaudited 2007 Financial Statements
Schedule 7.10	List of Employees Seller May Solicit

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of April 13, 2007, (as the same may be amended from time to time, this “Agreement”) by and between the following parties (sometimes referred to individually as a “Party” and collectively as the “Parties”):

  RONALD J. RICE, an individual resident in Florida (“Seller”), and

  PLAYTEX PRODUCTS, INC., a Delaware corporation (“Buyer”).

WITNESSETH

WHEREAS:

1.	Seller owns all the outstanding shares of capital stock of Tiki Hut Holding Company, Inc., a Florida corporation (“Holdco”).

2.	Holdco owns all the outstanding shares of capital stock of Tanning Research Laboratories, Inc., a Florida corporation (“TRL”) and Hawaiian Tropic Europe, Inc., a Florida corporation (“HTE”). Holdco, TRL and HTE are sometimes referred to individually as a “Company” and collectively as the “Companies” and TRL and HTE are sometimes referred to individually as an “Operating Company” and collectively as the “Operating Companies.”

3.	TRL is engaged in the business of developing, manufacturing, distributing and selling consumer suncare and related skincare products in the United States and certain other countries, and HTE is engaged in the business of distributing and selling such products in certain countries in Europe, Asia and North Africa (collectively the “Business”).

4.	The Seller wishes to sell and Buyer wishes to purchase the Companies.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1	Terms. Each of the following terms has the meaning set forth or referred to below:

“2005 Financial Statements” – see Section 4.5(a)(i)

“2006 Financial Statements” – see Section 6.8.

“Adjustment Amount” – an amount, which may be positive or negative, equal to the sum of

(i) the lesser of (a) the applicable Working Capital Cap and (b) the Closing Date Working Capital, plus

(ii) the net amount of all outstanding cash and cash equivalents of the Companies on the Closing Date as shown in the general ledger accounts identified in Schedule 1.1(C), Item I (“Net Cash”), minus

(iii) the lesser of (a) the applicable Working Capital Cap and (b) the Target Working Capital.

See examples on Schedule 1.1(B).

“Adjustment Statement” – see Section 2.3(a).

“ADSP” – see Section 7.1(c).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, which shall include, but not be limited to (i) a director, officer, shareholder, subsidiary or employee of the first Person, (ii) a spouse, parent, sibling or descendent of such Person (or spouse, parent, sibling or descendent of any director or executive officer of such Person). “Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Deemed Sales Price” – see Section 7.1(c)(iii).

“Agreement” – see the Preamble.

“Antitrust Division” – see Section 6.4(a).

“Applicable Law” – with respect to any Person, any Law in effect on the date of this Agreement that is applicable to such Person or its business, properties or assets.

“Applicable Reserves” – the following reserves, allowances, offsets and discounts (shown where applicable by general ledger account number) applied by the Companies to accounts receivable and determined as of any relevant date in accordance with the Ordinary Course of Business: (i) allowance for returned items (##122000, 122002), (ii) allowance for doubtful accounts (#124000), (iii) accrued marketing development funds (#217600), (iv) accrued bill backs (#217610) and (v) cash discounts granted to specific customers.

“Basket” – see Section 8.4(b)(ii).

“Business” – see the Preamble.

“Buyer” – see the Preamble.

“Buyer’s Ancillary Agreements” – see Section 3.5(e).

“Buyer Related Parties” – see Section 8.2.

“California Sunscreen Litigation” – the litigation described in item 4 of Schedule 4.12.

“Claim Notice” – see Section 8.5(a).

“Closing” – see Section 3.1.

“Closing Date” – see Section 3.1.

“Closing Date Indebtedness” – any indebtedness of the Companies under the Existing Debt Agreements, and any additional debt agreements permitted by Buyer under Section 6.5(b)(xv), including (i) any outstanding overdrafts that are or would be funded via advances under the Revolving Credit Agreement, (ii) any interest accrued on such indebtedness as of the Closing Date, (iii) amounts incurred under the Revolving Credit Agreement to fund the Deferred Compensation Payments, and (iv) any prepayment, change of control or similar penalties and expenses that are payable as a result of the repayment of such indebtedness on the Closing Date.

“Closing Date Working Capital” – an amount equal to the sum of (i) the Specified Current Assets minus (ii) the Specified Current Liabilities as of the Closing Date.

“Code” – the Internal Revenue Code of 1986, as amended.

“Company/Companies” – see the Preamble.

“Confidentiality Agreement” – the Confidentiality Agreement dated February 9, 2007, by and between Buyer and Holdco, as amended and supplemented from time to time.

“Continuing Employee” – see Section 7.3(a).

“Contract” – any written or oral contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.

“Deferred Compensation Payments” – an amount equal to the sum of amounts specified on Schedule 1.1(D) (net of all withholding taxes), which are owed by the Companies to the specified individuals on Schedule 1.1(D) pursuant to the Deferred Compensation Plans.

“Deferred Compensation Plans” – the Tanning Research Laboratories Inc. Deferred Compensation Plan, originally effective March 1, 1993 and effective January 1, 2005 as restated, and the Tanning Research Laboratories Inc. No. 2 Deferred Compensation Plan, originally effective June 1, 1996.

“Designated Auditors” – Cross Fernandez & Riley, of Orlando, Florida.

“Disputes Auditors” – see Section 2.3(e).

“Draft Allocation” – see Section 7.1(c).

“Due Diligence Materials” – (i) the due diligence materials distributed in written or digital form by or on behalf of Seller to Buyer in connection with the transactions or this Agreement, including the Information Memorandum, (ii) the materials made available to Buyer in connection with any management presentation made by or on behalf of the Companies, and (iii) all materials made available to Buyer in the electronic Project Sand Data Room hosted by Intralinks at the website https://services.intralinks.com.

“Employee Plan” – see Section 4.13(a)(iii).

“Encumbrance” – any lien, charge, security interest, option, claim, mortgage, deed of trust, deed to secure debt, license, occupancy agreement, lease, right of first refusal, easement, servitude, pledge, proxy, voting trust or agreement, or other restriction on title or transfer of any nature whatsoever.

“Enterprise Value” – see Section 2.2(a).

“Environmental Laws” shall mean all federal, state, and local statutes, regulations, and ordinances, in each case concerning pollution or protection of the environment (including, without limitation, all those relating to the presence, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

“ERISA” – see Section 4.13(a)(i).

“ERISA Affiliate” – see Section 4.13(a)(ii).

“Escrow Agent” – SunTrust Bank, a Georgia banking corporation, and any successor appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” – the Escrow Agreement substantially in the form attached as Exhibit A, to be dated on or about the Closing Date, among Seller, Buyer and the Escrow Agent, as amended and supplemented from time to time in accordance with its terms.

“Escrow Amount” – see Section 2.2(b).

“Escrow Funds” – the funds held by the Escrow Agent pursuant to the Escrow Agreement and consisting of the Working Capital Escrow Fund and the General Escrow Fund and accumulated earnings and interest thereon, less any distributions therefrom in accordance with the Escrow Agreement.

“Estimated Working Capital” – see Section 2.3(a).

“Excluded Assets” – the assets and properties listed on Schedule 3.7.

“Existing Debt Agreements” – (i) the Revolving Credit Agreement, (ii) the Term Credit Agreement, (iii) the Hickey Note, (iv) the obligation of TRL to pay Hickey the sum of $275,000 pursuant to Section 1(d) of the Hickey Stock Purchase Agreement, and (v) the Schories Note.

“Final Adjustment Statement” – see Section 2.3(j).

“Final Allocation” – see Section 7.1(c).

“Flow-Through Income Taxes” – any Income Taxes for any Tax Period ending on or prior to the Closing Date related to or attributable to the Companies for which Seller is primarily liable under local law.

“FTC” – see Section 6.4(a).

“GAAP” – United States generally accepted accounting principles as in effect from time to time.

“General Escrow Fund” – see Section 2.2(b).

“Governmental Authority” – any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States of America or any foreign country in which any Company transacts business, any state or political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Hickey” – Stephen E. Hickey, a resident of Colorado and a former stockholder of Holdco.

“Hickey Note” – the Subordinated Promissory Note dated as of July 31, 2005, by Holdco and TRL in favor of Hickey in the original principal amount of $463,846.

“Hickey Stock Purchase Agreement” – the Stock Purchase and Settlement Agreement, dated as of July 20, 2005, by and among Hickey, Holdco and TRL.

“Holdco” – see the Preamble.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HTE” – see the Preamble.

“Income Tax” – any federal, state, local or foreign income Tax, alternative minimum Tax or other similar Tax (but only if determined with respect to net income).

“Income Tax Return” – any Tax Return relating to Income Taxes.

“Indemnified Party” – see Section 8.5(a).

“Indemnitor” – see Section 8.5(a).

“Individual Deductible” – see Section 8.4(b)(i).

“Information Memorandum” – the Confidential Executive Summary dated January 2007 with respect to the Companies and the Business.

“Initial Purchase Price” – see Section 2.2(b)(i).

“Intellectual Property” – see Section 4.8(a).

“IRS” – see Section 4.6(d).

“Knowledge” – (i) with respect to the Seller or the Companies, the actual knowledge of Ronald J. Rice, Bill Jennings, Larry Adams, Jack Surrette and Amy Williams, and (ii) with respect to the Buyer, the actual knowledge of Kris Kelley and Bill Stammer.

“Law” – any federal, state or local law, statute, code, ordinance, rule, regulation, or other requirement (including common law) enacted, promulgated, issued or entered by a Governmental Authority.

“Loss” – see Section 8.1.

“Material Adverse Effect” – a material adverse effect on the Business, or the assets, liabilities, results of operations or financial condition of the Companies taken as a whole, other than changes (i) relating to generally applicable economic conditions or to the suncare industry in general, or (ii) resulting from the issuance of any decision, judgment or other order in connection with the California Sunscreen Litigation, or from any other development in connection with such litigation.

“Material Contracts” – see Section 4.10(a).

“Material Leases” – see Section 4.9(b).

“Objection Notice” – see Section 2.3(b).

“Operating Company/Companies” – see Preamble.

“Ordinary Course of Business” – the ordinary course of business of the Companies consistent with past practice.

“Pension Plan” – see Section 4.13(a)(ii).

“Permitted Encumbrances” – (i) requirements or restrictions arising under Applicable Law in connection with any approval or consent of any Governmental Authority required for the transfer of the Shares; (ii) liens for Taxes and other governmental levies that are not yet due and payable or, if due, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (iii) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other liens, including all statutory liens; (iv) conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (v) Permitted Real Property Encumbrances; (vi) purchase money liens and liens securing rental payments under capital lease arrangements; pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar laws; (vii) good faith deposits in connection with bids, tenders or contracts, including rent security deposits; and (viii) pledges or deposits to secure public or statutory obligations; and (ix) the security interests, pledges and mortgages created pursuant to the Existing Debt Agreements; and (x) other Encumbrances contemplated by this Agreement or otherwise reflected or referred to in the Schedules hereto (including the Financial Statements and any notes thereto).

“Permitted Real Property Encumbrances” – (i) zoning, planning and building codes and other Applicable Laws regulating the use, development and occupancy of the Properties and permits, consents and rules under such Laws; (ii) Encumbrances, rights-of-way, covenants, conditions, restrictions and other matters affecting title to the Properties which do not materially detract from the value of the Properties or materially restrict (or otherwise materially interfere with) the use of the Properties, in each case, based on the current use of the Properties; and (iii) matters identified in Schedule 1.1(A).

“Person” – any natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“Properties” – see Section 4.9.

“Purchase Price” – see Section 2.2(b)(ii).

“Revolving Credit Agreement” – the Credit Agreement, dated February 1, 2007, among the Operating Companies, as borrowers, Holdco, as guarantor, and SunTrust Bank and Ableco Finance LLC, as lenders, as amended from time to time.

“Ron Rice Deferred Compensation Amount” – the deferred compensation accrued on the books and records of TRL for the benefit of Seller or his beneficiaries, as reflected on the Unaudited 2006 Financial Statements.

“Schories Note” – the Subordinated Promissory Note dated as of December 31, 1998, by TRL and HTE in favor of Alfred Schories in the original principal amount of $450,000.

“Section 338 Elections” – see Section 7.1(c)(i).

“Section 338 Forms” – see Section 7.1(c)(ii).

“Securities Act” – see Section 5.6(a).

 “Seller” – see the Preamble.

“Seller Commitments” – see Section 6.7.

“Seller Related Parties” – see Section 8.3.

“Seller Trust” – the Ronald J. Rice Trust of October 1, 1979.

“Seller’s Ancillary Agreements” – see Section 3.4(d).

“Shares” – see Section 2.1.

“Specified Current Assets” – the following categories of assets, as shown on a consolidated balance sheet of the Companies prepared in accordance with Section 2.3 and in each case reflecting the amounts shown in the general ledger accounts identified on Schedule 1.1(C), Item II: (i) accounts receivable, (ii) inventories, and (iii) prepaid expenses and other current assets, which shall specifically exclude (A) deferred financing fees and (B) any amounts due from Seller or Seller Trust to the Companies.

“Specified Current Liabilities” – the following categories of liabilities, as shown on a consolidated balance sheet of the Companies prepared in accordance with Section 2.3 and in each case reflecting the amounts shown in the general ledger accounts identified on Schedule 1.1(C), Item III: (i) accounts payable, (ii) accrued expenses (including Taxes), and (iii) refunds due customers.

“Target Working Capital” – see Section 2.3(a).

“Tax” – any and all federal, state, municipal, local or foreign tax (including income (net or gross), gross receipts, capital gain, surtax or add-on, windfall profits, severance, property (real or personal), asset, capital, capital stock, intangible, production, sales, use, license, import, excise, franchise, employment, withholding, stamp, transfer, payroll, wage, railroad, occupation, goods and services, ad valorem, value-added or minimum, estimated taxes or any other tax), custom duty, fee, or other like assessment or charge of any kind whatsoever), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any taxing authority or payable pursuant to any contract or other agreement, or any tax-sharing agreement relating to the sharing or payment of any such Tax.

“Tax Indemnity Claim” – see Section 7.1(a).

“Tax Period” – any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Proceeding” – see Section 7.1(a)(iv).

“Tax Return” – any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” – any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Term Credit Agreement” – the Credit Agreement, dated February 1, 2007, among the Operating Companies, as borrowers, Holdco, as guarantor, and Ableco Finance LLC, as lenders, as amended from time to time.

“Transactions” – the sale and purchase of the Shares pursuant to this Agreement and the other transactions contemplated by this Agreement.

“TRL” – see Preamble.

“Unaudited 2006 Financial Statements” – see Section 4.5(a)(ii).

“Unaudited 2007 Monthly Financial Projections” – see Section 4.5(a)(iii).

“Unaudited 2007 Financial Results” – see Section 6.8.

“Working Capital Cap” – see Section 2.3(a)(ii).

“Working Capital Escrow Fund” – see Section 2.2(b).

“Working Capital Projections” – the working capital amounts set forth in the Unaudited 2007 Monthly Financial Projections.

1.2	Certain Rules of Construction. For purposes of this Agreement:

(a)	“Including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

(b)	“Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.

(c)	“This Agreement” includes any amendments or other modifications and supplements, and all exhibits, schedules and other attachments to it.

(d)	Titles and captions of or in this Agreement and the cover sheet and table of contents of this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

(e)	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders.

(f)	Each exhibit and schedule referred to in this Agreement and each attachment to any exhibit, schedule or this Agreement is incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it. When “Article,” “Section,” “Subsection,” “Exhibit,” or “Schedule” is capitalized in this Agreement, such refers to such item of or to this Agreement.

(g)	The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2 PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale of Holdco Shares. Upon the terms and subject to the conditions of this Agreement,

(a)	Seller will sell and transfer to Buyer all the issued and outstanding shares of capital stock of Holdco (the “Shares”).

(b)	Buyer will purchase and accept delivery of the Shares and will pay the Purchase Price to the Seller in accordance with Sections 2.2 and 2.3.

(c)	Buyer will repay or cause the Companies to repay in full the Closing Date Indebtedness by wire transfer or delivery of immediately available funds to the bank accounts specified by the relevant creditors holding the Existing Debt Agreements.

2.2	Purchase Price.

(a)	Enterprise Value. For the purposes of this Agreement the “Enterprise Value” of the Companies is $83,000,000.

(b)	Purchase Price.

(i)	The initial payment that is to be paid by Buyer to Seller for the Shares (the “Initial Purchase Price”) shall be an amount equal to the Enterprise Value minus the Closing Date Indebtedness.

(ii)	The Initial Purchase Price shall be subject to adjustment in accordance with the provisions of Section 2.3, and as so adjusted is referred to as the “Purchase Price.”

(c)	Payment of Initial Purchase Price. Buyer will pay the Initial Purchase Price in full at Closing by wire transfer or delivery of immediately available funds as follows.

(i)	An amount equal to the sum of the amounts specified in clauses (A) and (B), and (C) below (the “Escrow Amount”) will be paid to the Escrow Agent on the Closing Date to an account specified by it, to be held and distributed by it in accordance with the terms of the Escrow Agreement, of which:

(A)	$2,000,000 (the “Working Capital Escrow Fund”) will be held for the purpose of funding any payment due from Seller to Buyer pursuant to Section 2.3(k)(i)(B),

(B)	$6,000,000 (the “General Escrow Fund”) will be held for a period of 18 months for the purpose of funding any payment due from Seller to any Buyer Related Parties pursuant to Article 8, and

			(C)	an amount equal to 10% of the Initial Purchase Price less Seller’s reasonable bankers’ and legal fees for this transaction, if not otherwise included as part of the Closing Date Indebtedness, plus $200,000 (the “Hawaii Escrow Fund”) will be held for 12 months for the purpose of funding any payment due under Section 8.2(e)(vi).

		(ii)	The balance of the Initial Purchase Price will be paid to a bank account specified by Seller.

2.3	Closing Date Adjustment Determination.

	(a)	Pre-Closing Working Capital Adjustment. The Enterprise Value and the Initial Purchase Price have been agreed by the Parties on the assumption that the Closing Date Working Capital will be $47,000,000 (the “Estimated Working Capital”). Not less than one business day before the scheduled Closing Date, Seller will deliver to Buyer a revised calculation of the Estimated Working Capital (the “Target Working Capital”). The Target Working Capital will be prepared by the Companies’ Chief Financial Officer from the books and records of the Companies in accordance with the methodology used in the preparation of the Unaudited 2007 Monthly Financial Projections. On the Closing Date, the Initial Purchase Price will be adjusted (“Working Capital Adjustment”) as follows:

		(i)	a dollar-for-dollar decrease by the amount by which the Target Working Capital is less than the Estimated Working Capital, or

		(ii)	a dollar-for-dollar increase by the amount by which the Target Working Capital is more than the Estimated Working Capital; provided that any such dollar-for-dollar increase will not exceed the increase that would apply if the Target Working Capital were capped at the amount shown in the Working Capital Projections for the end of the month in which the Closing takes place (the “Working Capital Cap”).

	(b)	Post-Closing Adjustment; Adjustment Statement. As soon as reasonably practicable after the Closing, Seller shall cause the Designated Auditors to prepare a statement (the “Adjustment Statement”) for the Companies setting forth the calculation of the Closing Date Working Capital and the Adjustment Amount as of the Closing Date together with all appropriate supporting documentation, prepared in accordance with the bases set forth, and in the order shown, below:

		(i)	the accounting policies, principles, practices, evaluation rules and procedures, methods and bases adopted in the preparation of the 2006 Financial Statements, and

(ii) to the extent not covered by (i) above, in accordance with GAAP in effect on the Closing Date.

Buyer will cause the Companies to provide Seller and the Designated Auditors with access to the books and records and relevant employees of the Companies to the extent reasonably requested by Seller or the Designated Auditors for the purpose of preparing the Adjustment Statement.

(c)	Objection Notice. The Adjustment Statement shall be binding and conclusive upon Buyer and Seller unless Buyer, within 60 days after the date on which it received the Adjustment Statement, shall have notified Seller in writing of any objections thereto (an “Objection Notice”). An Objection Notice shall specify in reasonable detail the items in the Adjustment Statement that are being disputed and a description in reasonable detail of the reasons for such dispute.

(d)	Access to Working Papers, etc. During the 60-day period following Buyer’s receipt of the Adjustment Statement, Buyer and its independent auditors shall be permitted to review and make copies of the working papers of Seller and the Designated Auditors relating to the Adjustment Statement.

(e)	Dispute Resolution. At the request of either Buyer or Seller, any dispute between them relating to objections made to the Adjustment Statement in accordance with Section 2.3(c) which cannot be resolved by them within 60 days after Seller’s receipt of an Objection Notice shall be referred to a nationally recognized accounting firm for decision in accordance with this Section 2.3. Such firm shall be selected by mutual agreement between Buyer and Seller or, failing such agreement, within seven days of written notice by either Buyer or Seller to the other requiring such agreement, shall be nominated by the President of the American Arbitration Association (or his designee) on the application of either Party (the “Disputes Auditors”).

(f)	Agreed Procedures. Before referring a matter to the Disputes Auditors, Buyer and Seller shall agree on procedures to be followed by the Disputes Auditors (including procedures for presentation of evidence). If they are unable to agree upon procedures within 60 days after Seller’s receipt of an Objection Notice, the Disputes Auditors shall establish the procedures giving due regard to the provisions of this Agreement and the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as reasonably possible; provided that such procedures shall (i) give both Buyer and Seller, and their authorized representatives, a reasonable opportunity to submit written representations, make oral submissions, and respond to the written and oral submissions of the other Party; (ii) require that copies of all written submissions by either Buyer or Seller are supplied to the other; and (iii) permit Buyer and Seller, and their authorized representatives, to be present while any oral submissions are made by the other.

(g)	Process. Buyer and Seller shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditors, and the Disputes Auditors shall decide the dispute in accordance therewith as promptly as practicable. At all times pending resolution of any matter submitted to the Disputes Auditors pursuant to this Section 2.3, Buyer shall cause the employees of the Companies to afford to Seller and its accountants, counsel, financial advisers and other representatives on-site access reasonably required at all reasonable times to all personnel, properties, books, contracts, records, schedules, analyses and working papers of the Companies.

(h)	Decision of Disputes Auditors. The Disputes Auditors shall review only the specific objections to the Adjustment Statement as to which the Parties are in dispute and shall make its determination based upon the terms, conditions and principles set forth in this Agreement and within the range of outcomes proposed by the Parties. The Parties agree that they will require the Disputes Auditors to render its decision within 30 days after referral of the dispute to the Disputes Auditors for decision pursuant hereto. Except for calculation and other similar manifest errors, or manifest disregard for the decision principles set forth in this Section 2.3(h), the decision of the Disputes Auditors shall be final and binding on all Parties. Judgment may be entered upon the determination of the Disputes Auditors in any court having jurisdiction over the Party against which such determination is to be enforced.

(i)	Fees and Expenses. Buyer and Seller shall be responsible for their own costs in respect of the preparation and review of the Adjustment Statement. All fees and expenses of the Disputes Auditors shall be borne by Buyer and Seller on a 50/50 basis.

(j)	Final and Binding. The Adjustment Statement shall become final and binding on all Parties upon the earliest to occur of (i) if no Objection Notice has been given, the expiration of the period within which Buyer may notify Seller of any objections thereto pursuant to Section 2.3(c), (ii) the agreement by Buyer and Seller that such Adjustment Statement, together with any modifications thereto agreed by them, shall be final and binding, and (iii) if a matter has been submitted to the Disputes Auditors in accordance with this Section 2.3, the date on which the Disputes Auditors shall issue its decision with respect thereto. The Adjustment Statement, as adjusted, where applicable, pursuant to any agreement between Buyer and Seller or pursuant to the decision of the Disputes Auditors, when final and binding on all Parties in accordance with the immediately preceding sentence, is referred to as the “Final Adjustment Statement.”

(k)	Purchase Price Adjustment. The Initial Purchase Price will be adjusted by the Adjustment Amount as follows:

	(i)	Within 10 business days after the Final Adjustment Statement has become final and binding on Buyer and Seller:

		(A)	if the Adjustment Amount is positive, Buyer shall pay to Seller, by wire transfer in immediately available funds, without set-off or counterclaim and to the account designated by Seller in writing, an amount equal to the Adjustment Amount; or

		(B)	if the Adjustment Amount is negative, Seller shall pay to Buyer, by wire transfer in immediately available funds, without set-off or counterclaim and to the account designated by Buyer in writing, an amount equal to the absolute value of the Adjustment Amount.

	(ii)	Notwithstanding the foregoing provisions of this Section 2.3(k), if

		(A)	the Adjustment Statement delivered by Seller pursuant to Section 2.3(a) and any Objection Notice delivered by Buyer pursuant to Section 2.3(b) would both require a payment by the same Party, then

		(B)	within 10 days after delivery of the Objection Notice, that Party shall make a payment to the other Party, in the manner and with interest as provided elsewhere in this Section 2.3, in an amount equal to the lesser of

			1.	the amount payable by that Party pursuant to the calculation reflected in the Adjustment Statement, and

			2.	the amount payable by that Party pursuant to the calculation reflected in the Objection Notice.

Any amount paid pursuant to the preceding sentence shall be applied against, and correspondingly reduce, the amount otherwise payable under this Section 2.3.

(l)	Payment from Escrow. Any amounts payable by Seller to Buyer pursuant to this Section 2.3 shall be satisfied as follows:

	(i)	first, from the Working Capital Escrow Fund pursuant to the terms of the Escrow Agreement, and

	(ii)	second, if the Working Capital Escrow Fund is insufficient, from Seller, to be paid pursuant to Section 2.3(k)(i)(B).

(m)	Interest. Any amount payable by a Party pursuant to Section 2.3(k) shall be paid with interest thereon at a rate per annum equal to the three-month treasury bill rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) in effect on the Closing Date plus 1.0%, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of actual payment, compounded annually.

	(n)	Effect on Representations and Warranties. Any item that is taken into account in determining the Adjustment Amount shall not, to the extent accounted for in determining the Final Adjustment Statement, form the basis of a claim for breach of any representation, warranty or covenant, or a claim for indemnification, under this Agreement, and shall not be taken into account in determining whether a Material Adverse Effect has occurred.

ARTICLE 3 CLOSING

3.1	Closing Date. Subject to the provisions of Article 3 and Article 8, the payments and deliveries described in this Article 3 (collectively, the “Closing”) shall be made at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, Atlanta, Georgia 30309, on April 18, 2007 or, if later, on the third business day after the conditions set forth in Section 3.2(b) have been satisfied, or at such other place, date and time as the Parties may agree. The date on which the Closing is actually held is referred to as the “Closing Date.” The Closing shall be effective as of 12:01 a.m. on the Closing Date.

3.2	Conditions to Both Parties Obligations. Seller’s obligation to sell the Shares to Buyer and to perform the other actions required of him at Closing, and Buyer’s obligation to purchase the Shares and to perform the other actions required of it at Closing, are subject to the fulfillment of each of the following conditions prior to or at the Closing.

	(a)	No Restraint. No injunction or restraining order shall have been issued by any court of competent jurisdiction and remain in effect which restrains or prohibits any material part of the Transactions.

	(b)	Governmental Consents, Etc.. Each of the filings, notifications and registrations with the Governmental Authorities listed on Schedule 3.2(b) shall have been made, all applicable waiting periods that would prevent or prohibit completion of the Transactions shall have expired or been terminated, all inquiries (formal and informal), shall have been completed, and all consents and authorizations from such Governmental Authorities with respect to the Transactions that are referred to in such Schedule 3.2(b) shall have been obtained or issued, and shall remain in full force and effect.

3.3	Conditions to Seller’s Obligations. Seller’s obligations to make his deliveries at the Closing are subject to the following conditions (any of which may be waived by Seller):

	(a)	Representations and Warranties. Each of Buyer’s representations and warranties contained in this Agreement shall be true in all material respects as of the Closing after giving effect to all curative actions by Buyer, as though made at and as of such date, except in each case for changes permitted or contemplated by this Agreement.

	(b)	Agreements. There shall have been no material breach by Buyer in the performance of its obligations under this Agreement which has not been cured.

	(c)	Consents. Seller shall have obtained the consents or other agreements of the necessary Persons listed on Schedule 3.3(c).

	(d)	Release of Seller Commitments. Seller shall have been released from each of the Seller Commitments, without being required to make any payment to any Person in lieu of such Commitments or to incur any similar obligation.

3.4	Conditions to Buyer’s Obligations. Buyer’s obligation to make its payments and deliveries at the Closing are subject to the following conditions (any of which may be waived by Buyer):

	(a)	Representations and Warranties. Each of Seller’s representations and warranties (without giving effect to any qualification contained therein as to materiality, including without limitation, the phrases “material,” “in all material respects,” and “Material Adverse Effect”) contained in this Agreement (i) shall be true in all material respects as of the date hereof, and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing with the same effect as though made on and as of the Closing.

	(b)	Agreements. There shall have been no material breach by Seller in the performance of its obligations under this Agreement which has not been cured.

	(c)	Consents. Buyer shall have obtained the consents or other agreements of the necessary Persons listed on Schedule 3.4(c).

	(d)	2006 Financial Statements. The consolidated net operating income of the Companies for the fiscal year ending December 31, 2006, as shown in the 2006 Financial Statements, shall not have been reduced by more than $1,000,000 from the net operating result shown on the 2006 Unaudited Financial Statements (excluding any changes related to the amounts accrued on the Unaudited 2006 Financial Statements relating to the Deferred Compensation Plans and the release by Seller to his right to receive the Ron Rice Deferred Compensation Amount).

3.5	Seller’s Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Sections 3.2 and 3.3, at the Closing Seller shall deliver to Buyer all of the following:

	(a)	Stock Certificate. One or more stock certificates representing all the Shares, together with a separate stock transfer power duly endorsed by Seller for transfer of the Shares to Buyer.

	(b)	Certificate. A certificate, duly executed by Seller, to the effect that the conditions specified in Section 3.4(a) and (b) have been satisfied, after giving effect to any permitted supplements to the Schedules.

	(c)	Escrow Agreement. The Escrow Agreement, duly executed by the Seller and the Escrow Agent.

	(d)	Seller’s Ancillary Agreements. Each of the other agreements, instruments and documents that under the terms of this Agreement are required to be executed and delivered by Seller on or before the Closing (together with the other agreements required to be delivered pursuant to this Section 3.5, “Seller's Ancillary Agreements”).

	(e)	Payment of Amounts Owed to Companies. Payment by Seller of the outstanding amount of the advances made to him by any Company and described in Schedule 3.5(e).

3.6	Buyer’s Closing Deliveries. Subject to fulfillment or waiver of the conditions set forth in Sections 3.2 and 3.4, at the Closing Buyer shall deliver all of the following either to Seller or such other person as may be specified:

	(a)	Closing Date Indebtedness. Payment of the Closing Date Indebtedness in accordance with the terms of Section 2.1(a).

	(b)	Purchase Price to Seller. Payment of the Initial Purchase Price in accordance with the terms of Section 2.2(c).

	(c)	Secretary’s Certificate. Certificate of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, Buyer’s Ancillary Agreements and the Transactions.

	(d)	Officer’s Certificate. A certificate, duly executed by a duly authorized officer of Buyer, to the effect that the conditions specified in Section 3.3(a) and (b) have been satisfied.

	(e)	Escrow Agreement. The Escrow Agreement, duly executed by the Buyer.

	(f)	Buyer’s Ancillary Agreements. Each of the other agreements, instruments and documents that under the terms of this Agreement are required to be executed and delivered by Buyer on or before the Closing (together with the other agreements required to be delivered pursuant to this Section 3.6, the “Buyer's Ancillary Agreements”).

3.7	Transfer of Excluded Assets. Contemporaneously with the Closing, to the extent that any of the Excluded Assets have not previously been transferred by the Companies to Seller, or his designee, such remaining Excluded Assets will be transferred to Seller, or his designee, as described in Schedule 3.7.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, but subject to Section 4.22, Seller represents and warrants to Buyer as follows:

4.1	Seller.

	(a)	Powers; Authorization; Binding Nature. With respect to this Agreement and the Seller’s Ancillary Agreements:

		(i)	Seller has the power and authority to execute and deliver this Agreement and the Seller’s Ancillary Agreements, to consummate the Transactions and otherwise to comply with or perform his obligations under such agreements; and

		(ii)	this Agreement and the Seller’s Ancillary Agreements constitute valid and binding agreements of the Seller that are enforceable against him in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditor’s rights, equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

	(b)	Absence of Violations or Conflicts. Except as disclosed on Schedule 4.1, the execution and delivery by Seller of this Agreement and the Seller's Ancillary Agreements, the consummation of the Transactions and the performance by him under and the compliance with the terms and conditions of this Agreement and Seller’s Ancillary Agreements do not and will not (with the giving of notice or lapse of time or both):

		(i)	constitute a violation of or default under, conflict with, or result in the creation or imposition of any Encumbrance in, upon or with respect to the Shares under any Contract to which Seller is a party or to which his Shares are subject, or any Applicable Law, or

		(ii)	create, or cause the acceleration of the maturity of, any debt, obligation or liability of Seller that would result in the imposition of any Encumbrance upon or with respect to the Shares other than the obligation to sell his Shares to Buyer under this Agreement.

	(c)	No Consents Required. Except as disclosed on Schedule 4.1, no consent, approval, order or authorization of, or registration, declaration or filing by Seller with, any Governmental Authority or other person is required in connection with Seller’s execution or delivery of, or his performance under or compliance with, this Agreement or the Seller’s Ancillary Agreements or the consummation of the Transactions.

	(d)	Share Ownership. Seller is the owner of record and beneficially of all of Holdco’s issued and outstanding capital stock. Seller owns all right, title and interest in and to the Shares, free and clear of all Encumbrances (other than transfer restrictions that arise solely by operation of federal or state securities Laws). The transfer by Seller of the Shares to the Buyer pursuant to this Agreement will pass to the Buyer all right, title and interest to and in the Shares free of any Encumbrance. The Shares were obtained by such Seller in transactions that complied fully with federal and state securities Laws.

	(e)	No Claims. No act or omission by any Seller or any predecessor in interest or by any Company (including any prior offer, purchase, sale, transfer, negotiation or transaction of any kind with respect to any capital stock, securities or ownership interests in any Company, or any options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire any of the same) has resulted or will result in any person, including any former shareholder or holder of any ownership interest in any Company or any of its predecessors, having any valid claim or cause of action against Seller, any Shares, any Company or the Buyer as a result of, or in any way connected with, the transactions contemplated by this Agreement.

4.2	Status of the Companies.

	(a)	Each Company is a corporation duly organized, validly existing and in good standing under the corporation Laws of the State of Florida.

	(b)	Each Company is duly qualified to transact business and is in good standing under the corporation Laws in each jurisdiction listed on Schedule 4.2, and is not required to be similarly qualified in any other jurisdiction, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

	(c)	Holdco has the corporate power and corporate authority to own the shares of the Operating Companies. Each of the Operating Companies has the corporate power and corporate authority to own or lease and operate and use all of its properties and to carry on the Business in the manner that it is currently conducted.

4.3	Capitalization.

	(a)	The authorized capital stock of Holdco consists of 100,000 shares of common stock, $0.01 par value, of which 93,920 shares, which constitute all the Shares, are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. In addition 6,080 shares of such common stock are held in the treasury of Holdco. The authorized capital stock of TRL consists of 500,000 shares of common stock, $0.01 par value, of which 322,637.43 shares are validly issued and outstanding, fully paid and non-assessable and free of pre-emptive rights. The authorized capital stock of HTE consists of 1,000 shares of common stock, $1.00 par value, of which 981.36 shares are validly issued and outstanding, fully paid and non-assessable and free of pre-emptive rights. No shares of capital stock are held in the treasury of either TRL or HTE.

	(b)	Holdco owns all of the outstanding capital stock of HTE and TRL. Except as disclosed on Schedule 4.3, all of the issued and outstanding equity securities of each Operating Company are owned of record and beneficially by Holdco, free and clear of all Encumbrances (other than transfer restrictions that arise solely by operation of federal or state securities Laws).

	(c)	There are no authorized or outstanding options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, dispose of or restrict the transfer of, any shares of capital stock or other securities of any kind or rights, obligations or undertakings convertible into securities of any kind or class of any Company. None of the Companies is subject to any obligation to purchase, redeem or otherwise acquire any of its capital stock or securities (or any options or rights or obligations described in the preceding sentence) upon the occurrence of a specified event (assuming that specified time periods have passed and appropriate notices have been given) or otherwise.

4.4	Conflicts and Consents. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement and the Seller’s Ancillary Agreements and the consummation of the Transactions, and the compliance with or fulfillment of the terms, conditions and provisions this Agreement and the Seller’s Ancillary Agreements will not:

	(a)	violate, conflict with, constitute a default under, require the consent of a third party under, permit a termination of, result in the creation or imposition of any Encumbrance in, upon or with respect to any of the property of any Company under, or accelerate any obligation or require any payment under,

(i) the articles of incorporation or by-laws of any Company,

(ii) any Material Contract.

		(iii)	any permit, judgment, order or decree of any Governmental Authority to which any Company is a party or by which any Company is bound, the result of which singly or in the aggregate would reasonably be expected to have a Material Adverse Effect, or

		(iv)	any Applicable Law affecting any Company the result of which would reasonably be expected to have a Material Adverse Effect, or

	(b)	require the approval, consent, authorization or act of, or the making by any Company of any declaration, filing or registration with, any Governmental Authority, except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not have a Material Adverse Effect.

4.5	Financial Matters.

	(a)	Financial Statements. Attached to Schedule 4.5(a) are:

		(i)	the audited consolidated balance sheet of the Companies as of December 31, 2005 and the related audited consolidated statements of income and comprehensive income and audited consolidated statement of cash flow for the year ended on such date (collectively the “2005 Financial Statements”),

		(ii)	the unaudited consolidated balance sheet of the Companies as of December 31, 2006 and the related unaudited consolidated statements of income and comprehensive income for the year ended on such date (the “Unaudited 2006 Financial Statements”), and

		(iii)	the monthly 2007 financial projections (the “Unaudited 2007 Monthly Financial Projection”).

	(b)	Status of Financial Statements. Except as disclosed on Schedule 4.5(b) all such statements listed in Section 4.5(a)(i) and, solely with respect to clause (i) and (ii) below, all such other statements:

		(i)	have been prepared from and in accordance with the books and records of the Companies,

		(ii)	have been prepared in all material respects in accordance with GAAP, consistently applied (except as otherwise noted), and

		(iii)	present fairly the financial position and results of operations of the Companies as of their respective dates and for the respective periods covered thereby.

(c)	Absence of Changes. Except as set forth in Schedule 4.5(c) or in connection with the Transactions, since December 31, 2006, the Companies have conducted the Business in the Ordinary Course of Business and none of the following have occurred:

	(i)	any change (other than in the Ordinary Course of Business or as required under Applicable Law) in the business, operations, assets owned, leased or currently used by any Company, the liabilities, properties, financial condition of any Company or results of operation of the Business, which has had a materially adverse effect on the Companies’ ability to operate the Business as it has previously been conducted;

	(ii)	any damage, destruction or loss with respect to any Company or its properties or assets, whether or not covered by insurance, that has had, individually or in the aggregate, a Material Adverse Effect;

	(iii)	any material change in any method of accounting or accounting practice used by any Company;

	(iv)	any single write-down of any inventory or any single writing-off of any receivable above $15,000;

	(v)	any merger or consolidation with any other corporation (or any transaction having a similar effect) involving any Company or any acquisition of any business unit or operation (however effected) of any other Person to which any Company was a party;

	(vi)	any declaration, setting aside or payment of any dividend (other than in the Ordinary Course of Business) or other distribution of cash or other assets in respect of any Company’s capital stock or other securities or any direct or indirect issuance by any Company, or redemption, purchase or other acquisition by any Company, of any such stock or Contract to do so;

	(vii)	any incurring of any indebtedness, other than borrowings under the Revolving Credit Agreement and the Term Credit Agreement, and the incurrence of trade payables or other current expenses in the Ordinary Course of Business, or any grant or incurring of any Encumbrance on any of Company’s assets to secure any indebtedness except Permitted Encumbrances;

	(viii)	any sale, lease or other conveyance of all or any portion of (or any interest in) any material property owned by any Company (other than sales of inventory and licenses of trademarks and trade names and other dispositions in the Ordinary Course of Business, the creation of Permitted Encumbrances, and the transfer of any Excluded Assets as contemplated by Schedule 3.7);

(ix) any material increase in the wages, salaries, benefits or other compensation of any officer, director, employee or agent of any Company (except for increases implemented as a result of the compensation policies of the Operating Companies and customary and regularly scheduled increases based on term of service or promotion);

(x) any appointment of a receiver or the commencement of any other bankruptcy proceeding with respect to any Company; or

(xi) any Contract to do any of the foregoing.

	(d)	Accounts Receivable. Except as set forth on Schedule 4.5(d), all accounts receivable of the Operating Companies reflected on the books and records as of the date of this Agreement, or that will be reflected on the 2006 Financial Statements and on its books and records as of the Closing Date (i) are valid obligations that arise, or will arise, from bona fide transactions in the Ordinary Course of Business and (ii) are collectible in full net of Applicable Reserves within 180 days after the Closing Date. The Companies have not made any sales of products in Brazil.

	(e)	Undisclosed Liabilities. Except (i) as set forth in Schedule 4.5(e) and the other exhibits and schedules to this Agreement, (ii) as disclosed in the Unaudited 2006 Financial Statements, (iii) for liabilities and obligations which have arisen since December 31, 2006 in the Ordinary Course of Business, and (iv) for liabilities and obligations arising in accordance with the terms of a Contract or authorization or approval of, or filing with any Governmental Authority to which a Company is a party and not as a result of any breach of any such Contract or authorization or approval of, or filing with any Governmental Authority, the Companies do not have any liabilities or obligations that are required to be reflected on a balance sheet prepared in accordance with GAAP.

4.6	Taxes.

	(a)	All material Tax Returns that are or were required to be filed by any Company have been filed on a timely basis (including any valid extensions of time for filing such Tax Returns). All such Tax Returns were correct and complete in all material respects. The Companies have paid, or made provision for the payment of, all Taxes due and required to be paid by or with respect to the Companies for all Tax Periods ending on or prior to the Closing Date.

	(b)	Except as set forth in Schedule 4.6,

	(i)	no audit of a Tax Return of a Company is currently being conducted, and neither Seller nor any Company has received any notice that any federal, state, local or other Taxing Authority intends to conduct such audit,

	(ii)	neither Seller nor the Companies has received any written notice of proposed adjustments, written notice of deficiency or assessment from any federal, state, local or other Taxing Authority with respect to any material Taxes owed by any Company that has not previously been resolved, or that is not adequately reserved for in the financial statements of the Companies and being contested in good faith through appropriate proceedings,

	(iii)	no Company has waived or extended any statute of limitations with respect to any Taxes that may be due or owing by any Company, and

	(iv)	the unpaid Taxes of the Companies (A) do not exceed the reserve for Tax liability set forth in the most recent Unaudited 2007 Monthly Financial Results and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.

(c)	None of the Companies is a party to any Tax sharing or Tax allocation agreement (other than amongst themselves).

(d)	A valid election has been made to treat Holdco as an “S corporation” within the meaning of Section 1361(a)(1) of the Code at all times since the date of its organization. A valid election was made to treat HTE as an “S corporation” within the meaning of Section 1361(a)(1) of the Code since the date of its organization through September 27, 2000 and a valid election has been made to treat HTE as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code at all times since September 27, 2000. A valid election was made to treat TRL as an “S corporation” within the meaning of Section 1361(a)(1) of the Code at all times since December 1, 1988 through September 27, 2000 and a valid election has been made to treat TRL as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code at all times since September 27, 2000. All such elections remain in effect and neither Seller nor the Companies has taken any action, nor has any other event occurred, that would terminate any such election. No proceedings are pending before the Internal Revenue Service (“IRS”) or any other Taxing Authority challenging any such election or the status of any of the Companies pursuant to Subchapter S, nor to the Knowledge of the Seller are any such proceedings threatened.

4.7	Governmental Permits. Except as set forth in Schedule 4.7, each Operating Company owns, holds or possesses all permits that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted, except for any permit the absence of which would not have a Material Adverse Effect.

4.8	Intellectual Property.

	(a)	Schedule 4.8(a) contains a list, as of the date of this Agreement, of all material United States patents and patent applications, all U.S. and foreign copyright registrations and applications, all U.S., state and foreign trademarks, service marks and trade names for which registrations have been issued or applied for, and all Internet domain names (together with trade secrets and proprietary software used in the Business, collectively, the “Intellectual Property”), which are owned by any Company and are primarily used in the Business as currently conducted.

	(b)	Schedule 4.8(b) contains a list, as of the date of this Agreement, of all Contracts pursuant to which (i) any of the Companies has licensed any Intellectual Property to any other Person or (ii) any of the Companies licenses any Intellectual Property from any other Person, provided that no disclosure is required under this Section 4.8(b) of any such items that relate to ‘shrink-wrap’ and similar licenses of computer software or other items that are generally available to the public.

	(c)	Schedule 4.8(c) contains a list, as of the date of this Agreement, of all registered, assumed or fictitious names under which the Companies are conducting the Business or have conducted the Business in the previous three years.

	(d)	Except as set forth in Schedule 4.8(d):

(i) subject to licenses granted by the Operating Companies in the Ordinary Course of Business and the limitation imposed by each applicable licensor, and subject to security interests created pursuant to the Existing Debt Agreements, the Companies own all right, title and interest in and to, or have a license to use, free and clear of all Encumbrances, all the Intellectual Property used in or necessary for the conduct of, or otherwise material to, the Business as currently conducted;

(ii) immediately after the Closing all Intellectual Property owned by any Company material to the Business as currently conducted will continue to be owned by or available for use by such Company on terms and conditions substantially equivalent to those under which such Company owned or used the Intellectual Property immediately before Closing;

(iii) no proceedings are pending or, to the Knowledge of Seller, threatened against any Company that challenge the validity, enforceability or ownership of any Company of any of its Intellectual Property;

		(iv)	there is no infringement or misappropriation by any other Person of any Intellectual Property owned by any Company material to the Business as currently conducted;

		(v)	the operations, activities, products, services and Intellectual Property material to the Business as currently conducted do not infringe, misappropriate or violate in any material respect issued patents, registered trademarks, registered service marks, registered trade names, registered Internet domain names, registered copyrights, registered trade dress or logo, or to the Knowledge of Seller, unregistered patents, unregistered trademarks, unregistered service marks, unregistered trade names, unregistered copyrights, unregistered trade dress, unregistered logo, or trade secrets, of any other Person;

		(vi)	the inventory currently held in Uruguay with the “BRAZILIAN TROPIC” brand name or trademark has not infringed, misappropriated or violated in any respect issued patents, registered trademarks, registered service marks, registered trade names, registered Internet domain names, registered copyrights, registered trade dress or logo, or to the Knowledge of Seller, unregistered patents, unregistered trademarks, unregistered service marks, unregistered trade names, unregistered copyrights, unregistered trade dress, unregistered logo, or trade secrets, of any other Person in Uruguay or Brazil; and

		(vii)	subject to licenses granted by the Operating Companies in the Ordinary Course of Business and the limitation imposed by each applicable licensor, and subject to security interests created pursuant to the Existing Debt Agreements, there are no written or oral settlements or agreements, limiting or restricting in any way the use, registration, ability to license, assign or otherwise transfer or hypothecate any Intellectual Property.

	(e)	The Companies have used commercially reasonable efforts to preserve the confidentiality and secrecy of trade secrets and other proprietary information used in the Business as currently conducted.

4.9	Real and Personal Property -- Owned or Leased. This Section 4.9 refers to the real and tangible personal properties owned or leased by the Companies (sometimes referred to as the “Properties”).

	(a)	Owned Properties. Schedule 4.9(a)(I) lists all real property owned by any Company. Schedule 4.9(a)(II) lists all items of plant, machinery or equipment or other tangible personal property owned by any Company on December 31, 2006 that had a net book value as of that date of $50,000 or more. Except as set forth in Schedules 4.9(a)(I) and (a)(II):

		(i)	Each Company owns good and marketable title to all Properties owned by it subject to no Encumbrance other than Permitted Encumbrances.

		(ii)	No Person has any rights to acquire, lease or use any of such owned Properties or has any interest in any of such owned Properties (except as set forth in this Agreement).

	(b)	Leased Properties. Schedule 4.9(b) lists the following leases (collectively, the “Material Leases”) as of the date of this Agreement:

		(i)	all leases of real property to which any Company is a party as a lessee, and

		(ii)	all leases of tangible personal property to which any Company is a party as a lessee and which have annual aggregate rental payments of $50,000 or more and a term of more than one year.

Except as set forth in Schedule 4.9(b), each Company that is a party to a Material Lease is in possession of, and such Material Lease grants to that Company the exclusive right to possess, the property subject to that Lease.

	(c)	Condemnation Proceedings. Except as set forth in Schedule 4.9(c), to the Knowledge of Seller there is no pending or contemplated condemnation or eminent domain proceeding affecting any of such Properties that constitute real property.

4.10	Material Contracts.

	(a)	Material Contracts. The term “Material Contracts” means all Contracts to which any Company is a party that are described by any of the following:

		(i)	any Material Lease;

		(ii)	any Contract pursuant to which any party thereto is obligated to make payments after the date of this Agreement aggregating for each such Contract more than $50,000 per annum, provided that no disclosure is required under this section with respect to any purchase order or invoice issued in the Ordinary Course of Business, which is less than $200,000;

		(iii)	any Contract that requires any Company to obtain a performance bond or letter of credit or other security arrangement;

		(iv)	any Contract that requires any Company to purchase more than 90% of its requirements for any goods or services from any one or more parties;

		(v)	any Contract that establishes or creates a joint venture, partnership or teaming Contract or arrangement;

	(vi)	any promissory note, instrument or contract that evidences indebtedness for money borrowed by any Company;

	(vii)	any Contract under which any Company is liable by guaranty, suretyship agreement, indemnification contract, contribution contract or otherwise, upon or with respect to any debt, dividend or other liability or obligation of any other Person (except contracts ordinarily containing such provisions which are entered into in the Ordinary Course of Business and endorsements made in the Ordinary Course of Business in connection with the deposit of items for collection);

	(viii)	any employment or consulting Contract for any Person with an annual base compensation in excess of $100,000, or a collective bargaining agreement, works council agreement or similar contract with a labor union or labor organization relating to the employees of the Business, and any Contract with any employee that cannot be terminated with notice of 90 or fewer days without liability to that Company or that entitles the employee or consultant to receive any salary continuation or severance payment (in excess of the Companies’ standard severance policies) or retain any specified position with any Company; or

	(ix)	any Contract that restricts any Company’s right to compete, whether by restricting territories, customers or otherwise, in any line of business or territory.

(b)	List of Material Contracts. Schedule 4.10 lists all Material Contracts, as of the date of this Agreement, excluding any Material Leases that are listed on Schedule 4.9(b).

(c)	Status of Contracts. Except as disclosed in Schedule 4.8(b) with respect to Intellectual Property Rights or otherwise in Schedule 4.10, with respect to each Material Contract to which any Company is a party,

	(i)	such Material Contract is in full force and effect and constitutes a valid and binding obligation of that Company and, to the Knowledge of Seller, the other parties thereto, enforceable in each case in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, by general equitable principles and the discretion of courts in granting equitable remedies;

	(ii)	no event has occurred which (whether with or without notice, lapse of time or the happening of any other event) would constitute a default thereunder by that Company, entitling any other party thereto to terminate the Material Contract; and

(iii) no Company or Seller has received written notice of any alleged default under that Material Contract by that Company.

4.11	Insurance. Schedule 4.11 lists all insurance policies maintained by the Companies as of the date of this Agreement, and such list states the type of policy, the limits of coverage, the carrier and the expiration date. Except as set forth in Schedule 4.11, each such insurance policy is in full force and effect.

4.12	No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.12:

	(a)	The Companies are in compliance with applicable Law except to the extent that any noncompliance would not reasonably be expected to result in liability to the Companies in excess of $50,000, in any single instance.

	(b)	Except for (i) matters that are covered by the Companies’ existing workers’ compensation insurance policies and (ii) other matters that if determined adversely to any Company would not reasonably be expected to result in a loss or liability of more than $10,000 in any individual case, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened in writing against any Company, its properties, business or assets.

	(c)	There is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened in writing challenging or attempting to restrain or enjoin, delay or interfere with the Transactions or in which the relief sought would impair the Seller’s ability to perform its respective obligations under this Agreement or any of the Seller’s Ancillary Agreements.

	(d)	There has not been a recall or safety advisory required by any Governmental Authority on products manufactured and sold by the Companies since December 31, 2003.

	(e)	To the Knowledge of Seller, the products the Companies have manufactured and sold comply in all material respects with standards set forth by the applicable Governmental Authorities as of such time of sale.

4.13	ERISA.

	(a)	Definitions. For the purposes of this Agreement:

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ii) “ERISA Affiliate” means any entity that together with any of the Companies would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

	(iii)	“Employee Plan” means all employee benefit plans, as defined in Section 3(3) of ERISA, and all other material retirement, profit sharing, deferred compensation, incentive compensation, stock option, restricted stock, stock purchase, severance, employment, health, life, disability, accident, employee assistance, cafeteria, fringe benefit or other employee benefit plan, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by the Companies or an ERISA Affiliate, but shall not include any payroll practice (such as overtime, paid time off or similar arrangements), workers’ compensation or employment policies.

(b)	Plan Documents and Other Information. Each Employee Plan in effect as of the date of this Agreement is listed in Schedule 4.13. With respect to each Employee Plan, the Companies have made available a correct and complete copy of each of the following: (i) all current plan documents and amendments, trust agreements and insurance and annuity contracts and policies (and a written summary of any Employee Plan not in writing); (ii) the most recent favorable determination letter or opinion letter from the IRS with respect to each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code; (iii) the three most recently filed Forms 5500 plus all schedules and attachments, if applicable; (iv) each current summary plan description or other general explanation or communication distributed or otherwise provided to employees or former employees describing the terms of the Employee Plan and any summaries of material modifications; (v) any correspondence and other materials submitted to or received from the IRS or U.S. Department of Labor; and (vi) all contracts and other service agreements with any third party administrators in connection with the Employee Plan. Except as disclosed on Schedule 4.13, no benefit under any Employee Plan, including any severance, parachute or other “change of control” payment will be established or become accelerated, vested, funded or otherwise payable by the Companies upon consummation of the Transactions.

(c)	Status of Plans. Except as set forth in Schedule 4.13, to the Knowledge of Seller, with respect to each Employee Plan,

	(i)	each such plan has been maintained and operated in substantial compliance with its terms and the applicable requirements of the Code and ERISA and the regulations issued thereunder, and

	(ii)	no litigation or filed claims against any Company exist with respect to any such plan other than claims for benefits in the Ordinary Course of Business.

	(iii)	all contributions and other payments required to be made by Seller or the Companies to any Employee Plan have been made.

	(d)	Defined Benefit and Other Plans. Except as set forth in Schedule 4.13, no Employee Plan is, and none of the Companies or any ERISA Affiliate do now or have ever sponsored, maintained, contributed to or been required to contribute to, any of the following:

		(i)	a defined benefit plan, within the meaning of Section 3(35) of ERISA, subject to Title IV of ERISA;

		(ii)	a multiemployer plan within the meaning of Section 3(37) of ERISA;

		(iii)	a multiple employer plan within the meaning of Section 413(c) of the Code; or

		(iv)	a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

	(e)	Prohibited Transactions. None of the Companies or any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or ERISA, which could reasonably be expected to result in material liability on the part of the Companies for a Tax imposed pursuant to Section 4975 of the Code or a penalty assessed pursuant to Section 502(i) of ERISA.

4.14	Labor Matters. Each Company is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours. There is no collective bargaining agreement which is binding on any Company, and to the Knowledge of Seller, there is no union organizing effort underway, pending or threatened with respect to the employees of any Company. Except as set forth in Schedule 4.14, (a) there are no material controversies pending between any Company and its employees or (b) since January 1, 2003, there have been no actual or, to the Knowledge of Seller, threatened material arbitrations, material grievances, material labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting any Company.

4.15	Employees. Schedule 4.15 contains a list of all employees of the Companies as of February 28, 2007, their annual salary, date of hire, and job title.

4.16	Insider Interests. Except as set forth in Schedule 4.16, no Seller, Affiliate of a Seller or any officer or director of any Company is a party to any Contract with any Company or has any material ownership interest in any property, real or personal, tangible or intangible, including Intellectual Property, used in or pertaining to the Business, other than

	(a)	agreements and transactions entered into in the Ordinary Course of Business, and

	(b)	other transactions and agreements that may be cancelled or terminated by the Companies without penalty upon not more than 90 days written notice.

4.17	Environmental Compliance. Except as set forth in Schedule 4.17:

	(a)	The operations of the Companies are and since January 1, 1997, have been, to the Knowledge of the Seller in substantial compliance with all applicable Environmental Laws including the possession of, and compliance with, applicable permits issued under any Environmental Laws, other than any instances of noncompliance that, singly or in the aggregate, have not resulted and would not reasonably be expected to result in liability to the Companies in excess of $200,000.

	(b)	Neither Seller nor the Companies has received at any time since January 1, 1997 any written complaint, claim or notice or request for information concerning any actual or alleged violation of, or any actual or alleged liability under, any Environmental Law with respect to the operation of the Business or any real property owned, leased or operated by the Companies, other than any of the same that relate to matters that, singly or in the aggregate, have not resulted and would not reasonably be expected to result in liability to the Companies in excess of $200,000.

	(c)	None of the Companies and, to the Knowledge of the Seller, none of the real properties now or formerly owned, leased or operated since January 1, 1997 by the Companies is subject to any order or judgment issued by any Governmental Authority under any Environmental Laws, nor is any proceeding or investigation that might lead to such an order or judgment pending or to the Knowledge of the Seller threatened, other than any of the same with respect to which either the compliance by the Companies, or the failure by the Companies to comply, would not singly or in the aggregate reasonably be expected to result in liability to the Companies in excess of $200,000.

	(d)	Since January 1, 1997, none of the Companies has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any toxic substance, petroleum, crude oil or hazardous material or other chemical substance, pollutants, or contaminants that are regulated by Environmental Laws in a manner that has resulted in or could result in liability to the Companies pursuant to violation of Environmental Laws, that, singly or in the aggregate, are in excess of $200,000.

	(e)	Seller has caused the Companies to make available to Buyer copies of all environmental audits in the possession of Seller or the Companies with respect to any real property now or formerly owned, leased or operated by the Companies.

4.18	Inventory. Except as disclosed on Schedule 4.18, the Companies’ inventory (a) was acquired and is sufficient for the operation of the Business in the Ordinary Course of Business, (b) is of a quality and quantity usable or saleable in the Ordinary Course of Business, (c) is valued on the books and records of the Companies pursuant to the FIFO method under GAAP, and (d) is not consigned to any party. No previously sold inventory is subject to returns in excess of those historically experienced by the Companies, and for which proper reserves have been established in accordance with GAAP. Except as disclosed on Schedule 4.18, all items included in the inventory of the Company are the property of the Company free and clear of any Encumbrances, other than Permitted Encumbrances, and are not held by the Company on consignment from others and conform in all material respects to the standards applicable to the use or sale of such inventory imposed by the respective Governmental Authorities in which such inventory is to be sold.

4.19	Brokers. Except for SunTrust Robinson Humphrey, none of the Companies, Seller or any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or intermediary for or on account of the transactions contemplated by this Agreement.

4.20	Warranties. Except as disclosed in Schedule 4.20,

	(a)	since January 1, 2001, each product sold, licensed, leased, or consigned by the Companies has been in conformity in all material respects (at such time the product was sold, licensed, leased or consigned) with (i) applicable contractual commitments, (ii) applicable U.S. and foreign regulatory requirements, and (iii) express and implied warranties,

	(b)	there is no pending, nor to the Knowledge of Seller, threatened in writing, claim under or pursuant to any warranty, whether expressed or implied, on products sold prior to the date hereof by the Companies that are not fully reserved against and that exceed, individually or in the aggregate for related matters, $50,000, and

	(c)	no product sold, licensed, leased or consigned by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license, lease or consignment.

4.21	Customers and Suppliers

	(a)	Schedule 4.21(a) sets forth a list of the 10 largest customers of the Business, by revenue during fiscal year 2006 (the “Large Customers”). As of the date of this Agreement, no such Large Customer has terminated, or to Seller’s Knowledge threatened to (i) terminate its relationship with the Companies or (ii) cease to use or substantially decrease the purchase of the Companies’ products other than as a result of ordinary course changes consistent with past practice in the volume and mix of products previously purchased from the Companies.

	(b)	Schedule 4.21(b) sets forth a list of the 20 largest suppliers by dollar volume of purchases made by the Companies during fiscal year 2006 (the “Large Suppliers”). As of the date of this Agreement, no such Large Supplier has terminated, or to Seller’s Knowledge threatened to (i) terminate its relationship with the Companies or (ii) cease to supply a substantial portion of the materials, products, goods or services sold to the Company other than as a result of ordinary course changes consistent with past practice in the volume and mix of products previously sold to the Companies.

4.22	Disclaimer of Warranties

	(a)	GENERAL. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4,

(i) SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND NO SUCH REPRESENTATION OR WARRANTY SHALL BE IMPLIED BY OR CONSTRUED FROM ANY OF THE DUE DILIGENCE MATERIALS OR ANY OTHER INFORMATION, WHETHER ORAL OR WRITTEN, PROVIDED BY OR ON BEHALF OF SELLER OR ITS AFFILIATES.

(ii) NO REPRESENTATION OR WARRANTY IS MADE BY SELLER AS TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY PROPERTIES OR ASSETS OF THE COMPANIES, ALL OF WHICH ARE FOR THE PURPOSES OF THIS AGREEMENT CONSIDERED TO BE IN “AS-IS, WHERE-IS” CONDITION.

	(b)	Disclosure. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all other Schedules if it is reasonably apparent on the face of such Schedule that its contents are relevant to such other Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

5.1	Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the corporation Laws of the State of Delaware.

5.2	Authority of Buyer; Conflicts and Consents.

	(a)	Buyer has the power and authority as a corporation to execute, deliver and perform this Agreement and each of the Buyer’s Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer’s Ancillary Agreements by Buyer have been authorized and approved by all necessary action as a corporation. This Agreement has been duly executed and delivered by Buyer and is the valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer’s Ancillary Agreements, upon execution and delivery by Buyer, will be a valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights, general equitable principles, and the discretion of the courts in granting equitable remedies.

	(b)	Neither the execution and delivery of this Agreement or any of the Buyer’s Ancillary Agreements nor the consummation of the Transactions nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

		(i)	violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under

			(A)	the charter or by-laws or other organizational documents of Buyer,

			(B)	any Contract to which Buyer is a party,

			(C)	any permit, judgment, decree or order of any Governmental Authority to which Buyer is a party, or

			(D)	any applicable Law affecting Buyer,

the result of which would impair the ability of Buyer to execute, deliver and perform this Agreement or the Buyer’s Ancillary Agreements, or

		(ii)	require the approval, consent, authorization or act of or the making by Buyer of any declaration, filing or registration with, any Governmental Authority, except for the filings under the HSR Act referred to in Section 6.4.

5.3	No Litigation or Regulatory Action. Except as set forth in Schedule 5.3, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened in writing against the Buyer challenging or attempting to restrain or enjoin the Transactions or in which the relief sought would impair Buyer’s ability to perform its obligations under this Agreement and the Buyer’s Ancillary Agreements.

5.4	Financial Ability. Buyer has the financial ability to consummate the Transactions using Buyer’s existing credit facilities and financial resources without any delay or restriction which would adversely impact the certainty of Buyer’s ability to so consummate. After taking into account the purchase of the Shares and the payment of the Purchase Price Buyer will not be ‘insolvent’ as such term is used in the U.S. Bankruptcy Code or any applicable state law. Buyer has furnished to Seller all documentation or other evidence of the foregoing that has been requested by Seller.

5.5	Brokers. Except for Sawaya Segalas & Co., LLC, neither Buyer nor any person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or intermediary for or on account of the transactions contemplated by this Agreement.

5.6	Investment.

	(a)	Buyer is acquiring the Shares (i) for its own account and not on behalf of any other Person, and (ii) for investment purposes only, and not with a view to the ‘distribution’ thereof (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”)).

	(b)	Buyer understands and acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities laws and may not be sold or transferred unless (i) they are subsequently registered under the Securities Act and applicable state securities laws, or (ii) an exemption from such registration is available.

5.7	Access to Information; Sophistication.

	(a)	Sophistication. Buyer is an experienced and knowledgeable participant in the consumer packaged goods business. Before entering into this Agreement, Buyer has been advised by its counsel, accountants, financial advisors and such other persons as it has deemed appropriate concerning this Agreement, the Transactions, the purchase of the Shares, and the scope and nature of the Business.

	(b)	Access to Information. Buyer (i) acknowledge that, before entering into this Agreement, it has been afforded access to and the opportunity to review the Material Contracts and all other Due Diligence Materials, and (ii) has reviewed the Material Contracts and the Due Diligence Materials to the extent it deems necessary or advisable.

(c)	Reliance. Buyer is relying solely upon the representations and warranties made by Seller and expressly set forth in Article 4 (as qualified by any disclosure contained in any Schedule to this Agreement and any supplement to such Schedule), and its own inspections and investigations in order to satisfy itself as to the condition and suitability of the Companies and the scope and nature of the Business.

(d)	No Other Representations. Buyer acknowledges that:

	(i)	No Person has been authorized by Seller to make any representation or warranty relating to Seller, the Companies, or the Business or any other matter relating to this Agreement, any Ancillary Agreement or the Transactions.

	(ii)	Any cost estimates, projections or other predictions, except as expressly provided in this Agreement, provided by or on behalf of Seller in relation to the Companies and the Business or in connection with the Transactions are not, and shall not be deemed to be or to include, representations or warranties of Seller.

ARTICLE 6 ACTIONS PRIOR TO THE CLOSING DATE

     The parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

6.1	Access to Information. Seller shall permit the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) to have reasonable access during normal business hours upon reasonable advance notice to the offices, properties and senior managers of the Companies, and business and financial records of the Companies (that are not trade secrets or otherwise competitively sensitive), to the extent Buyer shall reasonably deem necessary or desirable in connection with continued due diligence, and shall furnish to Buyer or its authorized representatives such additional information concerning the Companies or the Business as shall be reasonably requested; provided, however, that

	(a)	Seller shall not be required to violate any obligation of confidentiality to which he or any Company is subject,

	(b)	such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Companies, and

	(c)	if Buyer is a competitor of the Companies in any business, then access shall be limited to matters necessary for due diligence and shall otherwise be restricted in accordance with applicable requirements of the antitrust laws and the HSR Act, and in compliance with restrictions contained in the Confidentiality Agreement.

6.2	Notifications. Each Party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of the Transactions. Each Party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against Seller, any Company or Buyer, as the case may be, that would have been listed in Schedule 4.12 or Schedule 5.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

6.3	Consents of Third Parties; Governmental Approvals.

	(a)	Each Party hereto shall act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other Party, required to be obtained from any Person with respect to any Contract to which any Company is a party, if the failure to obtain such consent, approval or waiver would result in a failure to satisfy any condition specified in Section 3.2, 3.3 or 3.4; provided, however, that no Party hereto shall have any obligation to offer or pay any consideration in excess of $100,000 in order to obtain such consents, approvals or waivers.

	(b)	Subject to the provisions of Section 6.4, during the period prior to the Closing Date, each Party hereto shall act diligently and reasonably, and shall cooperate with each other, to secure the consents and approvals of any Governmental Authority required to be obtained by it in order to permit the consummation of the Transactions.

6.4	Filings Under the HSR Act.

	(a)	General. Seller and Buyer acknowledge that it is their mutual understanding that the transactions contemplated by this Agreement do not require filings with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) under the HSR Act.

	(b)	Investigations. In the event that prior to the Closing the FTC or the Antitrust Division commences any investigation of the transactions contemplated by this Agreement the Parties will consult with each other and specifically (i) shall keep the other Party fully informed through their respective outside antitrust counsel of all contacts and communications with government representatives and (ii) shall seek to permit participation by the other Party’s outside antitrust counsel in any face-to-face meetings with government representatives or telephone interviews of party representatives conducted in connection with such investigation. Information of a confidential nature obtained by outside antitrust counsel for one of the Parties from the other Party or its counsel in the course of such investigation shall be deemed “Outside Counsel Only” information and shall be revealed by such outside counsel to its client or inside counsel only upon the consent of the Party providing such information.

	(c)	Appeal. If the Antitrust Division brings suit seeking to prevent or restrain the Transactions or if the FTC issues a complaint or petitions a court to enjoin the Transactions, then the decision as to whether an adverse decision or action of the FTC or the Antitrust Division should be appealed or contested shall be solely within the discretion of Seller.

6.5	Operations Prior to the Closing Date.

	(a)	Except as otherwise expressly contemplated by this Agreement and the schedules attached hereto, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to and through the Closing Date, Seller shall cause each of the Companies to continue to: (i) conduct the Business in all material respects in the Ordinary Course of Business, including continuing to sell to all the Large Customers, and (ii) preserve in all material respects its business operations, organization and goodwill.

	(b)	Except in the Ordinary Course of Business, as otherwise expressly contemplated by this Agreement and the schedules attached hereto, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), and except as disclosed on Schedule 6.5(b), during the period from the date of this Agreement to and through the Closing Date, Seller shall not, nor shall he permit any Company to,

		(i)	make any material modification, amendment or extension to any existing Material Contract or enter into any additional Contract that constitutes, or would constitute, a Material Contract; provided that this clause (i) shall not restrict the Companies from modifying or amending, or seeking any waivers under, any of the Existing Debt Agreements;

		(ii)	enter into any compromise or settlement of litigation, proceeding or investigation by a Governmental Authority relating to the assets of the Companies;

		(iii)	allow the Shares or the assets of the Companies to become subject to any Encumbrance other than, in the case of assets of the Companies, a Permitted Encumbrance;

		(iv)	issue any additional Shares;

		(v)	redeem or repurchase any Shares or other equity interests in any Company;

(vi)	sell, lease or otherwise dispose of any assets of the Companies (other than the transfer to Seller or his designee of the Excluded Assets in the manner contemplated by Schedule 3.7;

(vii)	waive any claims or rights of any Company in excess of $50,000;

(viii)	amend its Articles of Incorporation or Bylaws or enter into any merger, consolidation or share exchange agreement;

(ix)	make any capital expenditures in excess of $50,000;

(x)	take any action that would result in, or may reasonably be expected to result in, any of the events described in Section 4.5(c);

(xi)	(a) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Companies, (b) amend, terminate or establish any Employee Plan or enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Companies, (c) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (d) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Companies, (e) permit any director, officer or employee who is not already a party to an agreement or a participant in an Employee Plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such Employee Plan, or (f) make any new grants or amend any existing grants of equity-based, incentive, bonus or similar awards;

(xii)	enter into any transaction or agreement which restricts the Company from engaging in any business or activity anywhere in the world;

(xiii)	sell or agree to sell (a) any products accompanied by receivable payment terms (e.g., deferred due dates or payment discounts), (b) any products to any Company Affiliate or to any intermediary not previously used by the Company’s customers, (c) any products accompanied by a promise, commitment or agreement, whether written or oral, to provide advertising support, (d) any products accompanied by any change in the level of compensation (including, without limitation, changes in base salary, bonus opportunities or benefits) for any broker or sales personnel, or (e) any products accompanied by return rights;

(xiv)	change its shipment documentation necessary to recognize revenue; and

(xv)	enter into or become obligated for any indebtedness which is not contained in the Existing Debt Agreements.

6.6	No Negotiations. Until the Closing or until this Agreement is terminated, Seller shall not, and the Seller will cause each Company not to, solicit or enter into any discussions or negotiations with any Person, or furnish or cause to be furnished any information concerning the Business to any Person (other than Buyer and its employees and agents) in connection with any proposed acquisition of the Business, however effected.

6.7	Release of Guaranties, etc. With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of Seller in relation to the Business (the “Seller Commitments”), a complete list of which is provided on Schedule 6.7, Buyer shall use commercially reasonable efforts to obtain, prior to the Closing if practicable and otherwise as soon after the Closing as is practicable, substitute credit support arrangements in replacement for the Seller Commitments, and shall procure that Seller, and, where applicable, his sureties or letter of credit issuers, shall be fully released from their respective obligations under the Seller Commitments, in form and substance satisfactory to Seller. Seller will cooperate reasonably with Buyer with respect to the foregoing. If Buyer is unable to procure such a release prior to the Closing, then Buyer shall indemnify, defend and hold Seller harmless from any claim under such Seller Commitments as set forth in Section 8.3.

6.8	Financial Statements. At least 4 calendar days prior to Closing, Seller shall deliver to Buyer (a) the audited consolidated balance sheet of the Companies as of December 31, 2006 and the related audited consolidated statements of income and comprehensive income and audited consolidated statement of cash flow for the year ended on such date, and related footnotes thereto, together with an unqualified opinion from the Designated Auditors (collectively the “2006 Financial Statements”), and (b) the unaudited 2007 monthly financial results for January and February 2007 (the “Unaudited 2007 Financial Results”). The preparation and delivery of the 2006 Financial Statements shall be consistent with the standards set forth in Section 4.5(b). Except as disclosed on Schedule 4.5(b), the preparation and delivery of the Unaudited 2007 Financial Results shall be consistent with the standards set forth in Section 4.5(b)(i) and (ii).

6.9	Employee Plan Payments Through Closing. Seller will cause each of the Companies to make all contributions and other payments required to be made by the Companies to any Employee Plan with respect to the period between the date of this Agreement and Closing.

6.10	Notice of Prospective Breach; Supplement to Schedules

(a) Seller shall immediately notify Buyer in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty of the Seller or any Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing if such representation and warranty were made at such time or (ii) any material failure of Seller or any Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

	(b)	From time to time prior to the Closing, the Seller shall supplement or amend with reasonable frequency the information contained in the Schedules hereto with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule hereto. Any supplement or amendment delivered pursuant to this Section 6.10(b) shall in no event be the basis for any claim that any representation or warranty is inaccurate or has been breached for purposes of Section 3.4 or Section 8.2, but such supplement or amendment may provide a basis for the Purchaser to terminate this Agreement pursuant to Article 9.

ARTICLE 7 ADDITIONAL AGREEMENTS

7.1	Tax Matters.

	(a)	Filing of Returns and Payment of Taxes.

		(i)	Seller shall cause the Companies to prepare and timely file all Tax Returns that are due on or before the Closing Date. Seller shall pay any Flow- Through Income Taxes owed with respect to the Tax Periods covered by such filings and shall cause the Companies to timely pay any other Taxes due on or prior to the Closing Date.

		(ii)	Except as provided in Section 7.1(a)(i), Buyer shall be responsible for preparing and filing or causing the Companies to prepare and file all Tax Returns of the Companies. To the extent that Seller may have an indemnification obligation with respect to any Tax Return that Buyer is responsible for preparing under this Section 7.1(a)(ii), Buyer shall provide a copy of such Tax Return to Seller at least 45 days prior to the due date of such Tax Return. Seller shall provide any comments in writing to Buyer with respect to such Tax Return at least 15 days prior to the due date for such Tax Return. Buyer and Seller agree to discuss such comments in good faith in an effort to resolve any disputes; provided, however, that if the Buyer and the Seller are not able to resolve any such dispute within 7 days of receiving the written comments, the Buyer and Seller shall select a mutually agreeable independent and nationally recognized accounting firm to resolve the dispute. The decision of such accounting firm shall be binding on both parties and the Tax Return shall be prepared reflecting such resolution. To the extent Seller is not liable as provided in Section 7.1(a)(iii), Buyer shall pay or cause the Companies to pay all Taxes due after the Closing Date.

(iii)	Seller shall be liable for and, pursuant to Section 8.2, Seller shall indemnify and hold harmless Buyer, it being understood that the limitations under Section 8.4(b) and (c) do not apply to any such indemnification, against all Flow-Through Income Taxes and other Taxes (whether assessed or unassessed), together with reasonable out-of-pocket costs or expenses incurred by Buyer or the Companies in preparing the Tax Returns, in respect of or applicable to any of the Companies attributable to any Tax Period ending on or prior to the Closing Date or, with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Seller shall not be liable for any Taxes to the extent such Taxes are accrued on the Unaudited 2007 Monthly Financial Results of the Companies and reflected in the Final Adjustment Statement. The income of the Companies will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Companies as of the Closing Date; provided, however, that Taxes that are computed on a periodic basis, such as property Taxes, shall be apportioned on a daily basis.

(iv)	Seller shall cause the Companies not to, nor shall any of the Companies, make any election or take any action or position on any Tax Return required to be filed on or before the Closing Date with respect to any item of income, deduction, or credit of the Companies that is inconsistent with any position or reporting for the prior year and that would have a material adverse impact on Buyer without the consent of Buyer (which consent shall not be unreasonably withheld or delayed), unless required by applicable Law (in which case notice thereof will be given to Buyer). In preparing any Tax Returns with respect to which Seller may have an indemnification obligation, Buyer shall not, and shall cause the Companies not to, deviate from the manner in which any item of income or expense of the Companies was reported in the prior year unless required by applicable Law (in which case notice of such deviation shall be given to Seller) and except as necessary to implement the Section 338 Elections. No party shall file any amended Tax Returns with respect to any Tax Period ending on or prior to the Closing Date without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(v)	If Buyer or the Companies receive notice of any Tax audit, investigation, examination, or other administrative or judicial proceeding (a “Tax Proceeding”) relating to (1) Flow-Through Income Taxes, (2) any other Tax to the extent that an adjustment of such Tax could affect the Seller’s liability for any Flow-Through Income Taxes in any material manner, or (3) any other Tax to the extent that an adjustment of such Tax could result in Buyer having an indemnity claim against Seller under Article VIII of this Agreement (a “Tax Indemnity Claim”), Buyer shall promptly notify Seller of such proceeding. To the extent any such Tax Proceeding relates to Flow-Through Income Taxes or could result in a Tax Indemnity Claim, Seller, at Seller’s expense, shall be entitled to control such Tax Proceeding; provided that Seller may not settle any such Tax Proceeding in a manner that would materially increase Buyer’s or the Companies’ liability for Taxes for any Tax Period without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed. With respect to any Tax Proceeding for which Seller has a right to control, but notifies Buyer in writing that it does not intend to exercise such control and with respect to any other Tax Proceeding that could affect the Seller’s liability for any Flow-Through Income Taxes in any material manner, Buyer (A) shall have the right to control such Tax Proceeding (at Buyer’s expense), provided that Buyer may not settle any such Tax Proceeding in a manner that would materially increase Seller’s liability for any Flow-Through Income Tax without the written consent of Seller, which consent shall not be unreasonably withheld or delayed, and (B) shall notify Seller from time to time as to the status of such Tax Proceeding. Buyer shall cause the Companies to maintain all tax records of or relating to the Company for seven years after the Closing Date.

(b)	Access and Assistance. Buyer and the Companies on the one hand and Seller on the other hand shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return and the handling or contesting of any Tax Proceeding with respect to the income or operations of the Companies. The party requesting assistance shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. No party shall request a Tax audit of any Company.

(c)	Election Under Section 338(h)(10).

	(i)	With respect to the purchase of Shares hereunder, Seller (and to the extent necessary, the Companies) and Buyer shall, at Buyer’s election, jointly make timely and irrevocable elections under Section 338(h)(10) of the Code, and if permissible, similar elections under any applicable state and local Tax Laws (collectively, the “Section 338 Elections”).

	(ii)	Buyer shall prepare (and shall be solely responsible for preparing) any and all forms necessary to effectuate the Section 338 Elections (including, without limitation, IRS Forms 8023 and 8883, and any similar forms under applicable state and local Laws (collectively, the “Section 338 Forms”)). Seller shall cooperate with Buyer in the preparation of the Section 338 Forms and shall execute such Section 338 Forms as may be necessary.

(iii)	Within 60 days following the Closing Date, Seller shall prepare and deliver to Buyer a draft schedule allocating the “aggregate deemed sales price” (“ADSP”) for purposes of Section 338(h)(10) among the assets of the Company in accordance with the applicable Treasury regulations (the “Draft Allocation”). Within 30 days of its receipt of such Draft Allocation, Buyer will provide Seller with a written notice of any proposed changes thereto, together with a detailed explanation of the basis for such proposed changes. If the Buyer does not provide Seller with any proposed changes within such 30 day period, the Draft Allocation shall become final (the “Final Allocation”). If Buyer timely notifies Seller of any proposed changes to the Draft Allocation, the parties shall discuss such proposed changes in good faith and shall attempt to resolve any dispute. If the parties are able to reach a mutually satisfactory agreement as to any proposed changes, the Draft Allocation shall be modified to reflect such agreed changes and shall become the Final Allocation. In the event that the parties cannot agree on an allocation schedule within 30 days after Seller’s receipt of Buyer’s notice of proposed changes, the dispute shall be resolved by a nationally recognized accounting firm mutually selected by Buyer and Seller (or if they cannot agree on the selection, Buyer and the Seller shall each select a nationally recognized accounting firm, which two firms shall select a third nationally recognized accounting firm to resolve the dispute). The resolution by such nationally recognized accounting firm shall be binding on both parties. The Draft Allocation shall be modified to reflect such resolution (and any other agreed proposed changes) and shall become the Final Allocation.

(iv)	Buyer, the Companies and Seller shall file all Tax Returns (including but not limited to the Section 338 Forms) consistent with the Final Allocation and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Returns, unless required to pursuant to a final determination of any Taxing Authority; provided, however, that the deemed purchase price of the asset may differ from the ADSP to the extent necessary to reflect (A) the Buyer’s capitalized transaction costs not included in the total ADSP, (B) any liabilities or other items included in the ADSP but not included in the deemed purchase price; provided further, the amount realized upon the deemed sale of assets may differ from the ADSP to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

(v)	Buyer shall bear all of the costs and expenses of preparing the Section 338 Forms and the Draft and Final Allocations (including the costs of any accounting firm required to resolve any dispute under Section 7.1(c)(iii)) other than costs and expenses incurred by the Seller in connection with Seller’s preparation of the Draft Allocation, Seller’s review of any Section 338 Form, or Seller’s execution of any Section 338 Form.

	(d)	Seller shall be responsible for paying all Flow-Through Income Taxes regardless of when due. Seller shall be entitled to all refunds and credits attributable to or related to any Flow-Through Income Taxes.

	(e)	The obligations of the parties under this Section 7.1 shall not expire until 90 days after the applicable statute of limitations for the Taxes to which such obligations relate.

7.2	Transfer Taxes. Buyer and Seller shall each pay 50% of all transfer Taxes (including any real property transfer or gain Tax, use Tax, documentary Tax, stamp Tax or other similar Tax) and fees in respect of the Transactions and shall be responsible for paying all the cost of filing all Tax Returns relating to such Taxes and fees. The obligations of the parties under this Section 7.2 shall not expire until 60 days after the applicable statute of limitations for the transfer Taxes to which such obligations relate.

7.3	Employee Matters.

	(a)	General. Buyer shall maintain, in general and not for any specific employee, for a period of one year after the Closing Date, without interruption, employee compensation and benefit plans, programs and policies and fringe benefits that will provide compensation and benefits to employees of the Companies who are employed by the Companies immediately after the Closing (“Continuing Employees”) that are in the aggregate no less favorable than those provided pursuant to the employee compensation and benefit plans, programs and policies and fringe benefits of the Companies as in effect immediately prior to the Closing.Continuing Employees shall be given credit for all service with any of the Companies (or service credited by any of the Companies for similar plans, programs or policies) under (i) all employee compensation and benefit plans, programs and policies and fringe benefits of the Companies or Buyer in which they become participants for purposes of eligibility and vesting, and (ii) severance plans for purposes of calculating the amount of each such employee’s severance benefits. Nothing in the foregoing shall require Buyer to maintain the employment of any individual employee of the Companies after the Closing Date or to pay any of the above described benefits after the date that any individuals are not so employed, except as provided in any specific employee contract or in accordance with the terms of any specific benefit agreement or plan applicable to such employee.

	(b)	Medical Plans. Buyer shall cause each medical, dental or health plan of Buyer or its Affiliates to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Companies and (ii) give credit for any deductible, out-of-pocket or similar expenses incurred by the Continuing Employees and their beneficiaries under the such medical, health and dental plans during the portion of 2007 preceding the Closing. Buyer shall cause each group term life insurance plan maintained by Buyer or its Affiliates to waive any medical certification for such employees up to the amount of coverage the employees had under the life insurance plan of the Companies (but subject to any limits on the maximum amount of coverage under Buyer’s life insurance plan).

(c)	Vacation and Sick-Pay. Vacation and sick-pay entitlement accrued but not utilized by a Continuing Employee under the policies of the Companies by which he is employed as in effect on the Closing Date, as reflected on the Unaudited 2007 Financial Results and, with respect to the period between February 28, 2007 and the Closing Date, recorded on the books and records of the Companies consistent with past practices, shall be recognized by the Buyer and the Companies following the Closing.

(d)	WARN. Buyer shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act, or any other applicable laws, rules or customs relating to severance of employees, resulting from Buyer’s actions following the Closing.

7.4	Securities Legends. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities Laws of any state and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities Laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities Laws is available. Buyer acknowledges and agrees that no Person has any right to require Seller to cause the registration of any of the Shares. The certificate or certificates representing the Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities Laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES ACTS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES ACTS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH ACTS.

7.5	Confidential Nature of Information.

(a)	Buyer agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the Companies or any of their affiliates during the course of the negotiations leading to the consummation of the Transactions (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents.

(b)	If the Transactions are not consummated, Buyer shall return to Seller all copies of non-public documents and materials which have been furnished in connection therewith and shall return or destroy all analyses, compilations, studies or other documents of or prepared by Buyer from such information (and confirm to Seller in writing that it has done so). Such documents, materials and information shall not be communicated to any third Person (other than to Buyer’s counsel, accountants, financial advisors or lenders who shall be made aware of and agree to be bound by this Section 7.5). Buyer shall not use any such confidential information in any manner whatsoever except solely for the purpose of evaluating the transactions contemplated hereby; provided, however, that after the Closing Buyer may use or disclose any confidential information of the Companies.

(c)	The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to the public other than as a result of disclosure by such Party or its agents, (ii) is required to be disclosed under Applicable Law or judicial process, but only to the extent it must be disclosed or (iii) such Party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, but only to the extent it must be disclosed.

(d)	The limitations on disclosure and use of confidential information are in addition to and not in lieu of the obligations of confidentiality contained in the Confidentiality Agreement, which obligations shall continue in effect in accordance with the terms thereof and in any event until the Closing.

7.6	No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by Law, in which case the other Party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

7.7	Expenses. Each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, investment banker and independent public accountants.

7.8	Directors’ and Officers’ Indemnification. For a period of not less than six years from the Closing Date, Buyer shall not, and shall cause the Companies to not, amend or modify their organizational documents as in effect as of the Closing Date with respect to the indemnification or exculpation of current or former officers, directors or employees of any such companies in any manner that would limit or reduce such indemnification or exculpation with respect to actions or conduct prior to the Closing.

7.9	Non-Competition. Without the express prior written consent of the Buyer,

(a)	neither Seller nor any of his Affiliates shall, at any time during the five year period immediately following the Closing Date, anywhere in the world, directly or indirectly, own, manage, operate, control, be employed by, or participate in the ownership, management, operation or control of, or be related or otherwise connected in any manner with, or otherwise engage in, any business to the extent that business is engaged in, or deals with, any suncare, skincare, cosmetics or any similar or related products or business, provided that nothing in this clause (a) will restrict Seller or any of his Affiliates from (i) owning not more than 5% of the shares in any publicly traded company, or (ii) engaging in any way in pageant and modeling businesses that are not related to suncare, skincare, cosmetics or similar products or business, and

(b)	Seller will not at any time use any of the names set forth on Schedule 4.8(a)(III) or 4.8(c), excepting he can use the name “Ron Rice” separate from “Beach Products”.

7.10	Non-Solicitation of Employees. The Seller, and his Affiliates, agree that for a period of five years after the Closing Date, it will not directly or indirectly, for himself or any other Person, entice, induce, hire, retain, solicit or attempt to cause any Person employed by any of the Companies at that time or within the preceding year to terminate his or her employment with any of the Companies, except those that are listed on Schedule 7.10.

7.11	Non-Solicitation of Customers. Seller and his Affiliates shall not, directly or indirectly, for himself or for any other Person, solicit, divert, take away or attempt to take away any of the customers of any of the Companies or the business of any such customers or in any way interfere with, disrupt or attempt to disrupt any then-existing relationships between any of the Companies and any of its customers with whom they shall deal, at any time during the five-year period commencing on the date hereof.

7.12	Confidentiality. Seller shall not during the term of this Agreement or at any time thereafter (except with respect to information that becomes generally known in the industry through no fault of Seller, is part of public knowledge or literature or is lawfully received by Seller from a third party) use or disclose to any Person whatsoever any confidential or proprietary information of any of the Companies that he may have acquired heretofore or may hereafter acquire relating to the business of any of the Companies, including but not limited to, information relating to the business, accounts, financial dealings, transactions, trade secrets, intangible property, customer lists, plans and proposals of any of the Companies, whether or not marked or otherwise identified as confidential or secret except as authorized by Buyer or ordered by a court of competent jurisdiction.

7.13	Non-Exclusive Remedy. Seller acknowledges that, in view of the nature of the business objectives of Buyer in acquiring the Companies and the consideration paid to Seller as a stockholder of the Company under the terms of this Agreement, the restrictions contained in Section 7.9 through 7.12 hereof are reasonably necessary to protect the legitimate business interests of Buyer and the Companies and that any violation of such restrictions will result in irreparable injury to Buyer and the Companies for which damages will not be an adequate remedy. Seller therefore acknowledges that, if any such restrictions are violated, Buyer and the Companies shall be entitled to preliminary and injunctive relief (without the requirement of posting a bond). The rights and remedies of Buyer and the Companies hereunder are not exclusive of, or limited by, or in limitation of, any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative. Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable for any reason, including, without limitation, because of its geographic or business scope or duration, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or other part of such provision of this Agreement or any other agreement or instruments.

7.14	Assignment of Accounts Receivable. If and to the extent that Seller is required to make any payment to Buyer pursuant to Article 8 as a result of a breach of the representations and warranties contained in Section 4.5(e) with respect to the collectibility of any account receivable of any Company, then promptly upon the making of such payment Buyer will cause the affected Company to assign to Seller all right title and interest to such account receivable, and Seller shall have right to seek collection of the uncollected portion of such account receivable.

7.15	FIRPTA Certificate. Seller shall deliver to Buyer a non-foreign affidavit as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “Foreign Person” as defined in Section 1445 of the Code.

7.16	Access to Records. Promptly after Closing, Seller shall deliver to Buyer and its authorized representatives, all books and records that in any way relate to the Companies and that remain in Seller’s possession except for such books and records that relate to any Excluded Asset. Buyer shall for the three years following Closing give to Seller and his representatives, for the purpose of preparing his Tax Returns, investigating or defending any claims for which indemnification is sought under Article 8, or for any other claims that may arise against Seller, upon reasonable notice and during normal business hours, access to the books and records of the Companies that are delivered to the Buyer as books and records to be kept by the Company relating to the period up to the Closing Date. Seller shall be entitled, at its own expense, to make copies of such books and records and Buyer shall cooperate in connection with accomplishing the same.

ARTICLE 8 INDEMNIFICATION

8.1	Definition of Loss. For the purposes of this Agreement “Loss” means 100% of any liability, loss, judgment, penalty, fine, interest, expense, cost, damage (including indirect or consequential damages), diminution in value, out-of-pocket expense or payment, whether or not involving a third party, including

(a)	related attorneys’, accountants’ and other professional advisors’ fees and out-of-pocket expenses, including those incurred in investigating, preparing or defending against a Loss or investigating, preserving or enforcing a Seller Related Party’s or a Buyer Related Party’s rights under this Article 8,

(b)	amounts paid in settlement or compromise of a dispute with a Person not a Party that if resolved in favor of such third party would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation or warranty or other indemnified matter, and

(c)	reasonable costs and out-of-pocket expenses necessary to avoid having a claim for indemnification against another Party pursuant to this Agreement or to mitigate any such claim.

8.2	Specific Indemnification Obligations—by Seller. If the Closing occurs then, subject to the other provisions of this Article 8, Seller shall indemnify, defend and hold Buyer and the Companies, and their Affiliates, successors and assigns and the respective officers and directors of each of the foregoing (collectively the “Buyer Related Parties”) harmless as provided in this Article 8 as to any Loss incurred by them resulting from any of the following:

(a)	Fees and Expenses. Any obligation for the payment of fees and expenses imposed on Seller pursuant to this Agreement, including any fees and expenses to be borne by Seller pursuant to Section 7.2;

(b)	Breach of Covenants. Any breach or non-performance of any covenant, obligation or agreement made by Seller and, prior to the Closing, by any Company, in this Agreement or under any Seller’s Ancillary Agreement, including Seller’s obligation under Section 2.3(l)(ii);

(c)	Breach of Representations. Any inaccuracy or breach of any representation or warranty made by Seller and, prior to the Closing, by any Company, in this Agreement, its Schedules, or any Seller’s Ancillary Agreement or in any certificate or document delivered by Seller under this Agreement; and

(d)	Seller’s Taxes. Any liability of the Companies or Seller for Flow-Through Income Taxes or Taxes arising before the Closing or as a result of the Transactions, as set forth and to the extent provided in Section 7.1(a)(iii).

(e)	Specific Indemnities. Notwithstanding the disclosure of any such claim, demand or Loss in this Agreement, or any Schedule or otherwise, the assertion of any claim, demand a Loss against Buyer or any of the Companies relating to the following:

(i)	the matters reflected on Schedule 4.12(I), Numbers 2 and 6;

(ii)	the counterclaim of Galarzo Atlantica Galaco, S.A. on Schedule 4.5(e)(II);

(iii)	the inability of the Companies to sell in Brazil any inventory with the “BRAZILIAN TROPIC” brand name or trademark currently held in Uruguay on behalf of the Companies;

(iv)	the matters reflected on Schedule 4.12(II), Number 1;

(v)	the Deferred Compensation Payments in excess of the amount set forth on Schedule 2.2(c)(ii).

(vi)	any claim by Don Langer, David Langer, Langer Hawaii Corporation or any of their Affiliates for part of the sale price of the Companies, or for part of the outstanding shares of the Companies, however computed or presented; and

(vii)	any other claim by Don Langer, David Langer, Langer Hawaii Corporation or any of their Affiliates related to acts or omissions of Seller or the Companies that occurred prior to the Closing Date, including but not limited to, any claim related to the distribution agreement of Langer Hawaii Corporation with TRL or for any products shipped, manufactured or services provided by or any other acts or omissions of Seller or the Companies.

8.3	Specific Indemnification Obligations – by Buyer. If the Closing occurs then, subject to the other provisions of this Article 8, Buyer shall indemnify, defend and hold Seller and his permitted successors and assigns (collectively the “Seller Related Parties”) harmless as provided in this Article 8 as to any Loss incurred by them resulting from any of the following:

(a)	Fees and Expenses. Any obligation for the payment of fees and expenses imposed on Buyer pursuant to this Agreement, including any fees and expenses to be borne by Buyer pursuant to Section 6.4 or 7.2 or 7.7.

(b)	Breach of Covenants. Any breach of any covenant or agreement made by Buyer in this Agreement, or any Buyer’s Ancillary Agreement or in any certificate or document delivered by Buyer under this Agreement.

(c)	Breach of Representations. Any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or any Buyer’s Ancillary Agreement.

(d)	Seller Commitments. Any liability under the Seller Commitments.

8.4	Certain Limitations. Notwithstanding the foregoing:

(a)	Time Limitations. The indemnification provided for in Section 8.2(c) shall terminate eighteen months after the Closing Date (and no claims shall be made by Buyer under Section 8.2(c) thereafter), except that Seller’s indemnification obligations will continue as to:

(i)	any representations and warrantees set forth in Section 4.6, 4.13 or 4.17, which shall become time-barred on the 90th day after the date on which the applicable statutory period of limitations expires (including any valid extensions), and

(ii)	any representations and warrantees set forth in Section 4.1(d) or 4.3, which shall survive indefinitely.

(b)	Deductible. Except in the case of fraud, Seller shall be required to indemnify any Buyer Related Parties for inaccuracies or breaches of representations or warranties of the Seller under Section 8.2(c),

(i)	only to the extent that the amount of any Loss related to an individual claim is greater than $25,000 (the “Individual Deductible”), and

(ii)	if any Individual Deductible is exceeded, then only to the extent of the excess of such Loss over the Individual Deductible and only to the extent that the aggregate amount of such excess Losses that have been agreed to or adjudicated as valid indemnification claims against the Seller exceed an amount equal to $500,000 (the “Basket”); provided, however, that the foregoing limitation shall not apply to the rights of the Buyer Related Parties under Section 8.2(a), (b), (d) or (e).

(c)	Escrow Fund Cap. The aggregate liability of the Seller under Section 8.2(c) shall not exceed the amount of the General Escrow Fund and the amount of Seller’s liability with respect to any Losses covered by Section 8.2(c) shall be satisfied, after the amount has been finally determined, exclusively by the payment to the Buyer Related Party of amounts held in the General Escrow Fund pursuant to the Escrow Agreement; provided, that the foregoing limitation shall not apply to any Loss to the extent that it arises as a result of (A) a breach of any representation or warranty contained in Section 4.1(d),4.3, 4.6, 4.13 or 4.17 or (B) a breach by Seller of any representation or warranty in this Agreement, whether by act or omission, that is intended to mislead the Buyer, or any intentional breach by Seller of any representation or warranty in this Agreement.

(d)	Purchase Price Cap. The aggregate liability of Seller under this Article 8 shall be limited to the Purchase Price except for any Loss to the extent it arises as a result of an act or omission intended to mislead Buyer.

(e)	Computation. Notwithstanding anything contained herein to the contrary, for purposes of determining any inaccuracy in, or breach of, any representation or warranty and the amount of any Loss resulting from an inaccuracy or breach of a representation or warranty, such determination shall be made without regard to any materiality qualification (including references to “Material Adverse Effect”) or that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty.

(f)	Notwithstanding anything contained here to the contrary, Seller’s indemnification obligation will continue without regard to the time limits in Section 8.4(a) above, for indemnification claims that are duly notified in accordance with the provisions of Section 8.5(a) on or before the expiration of the applicable time limit, as to which claims the obligation of the Indemnitor shall continue until any liability under Article 8 has been determined and, if applicable, paid in accordance with the terms of this Article 8.

8.5	Notice of Claims.

(a)	Any Buyer Related Party or Seller Related Party (the “Indemnified Party”) seeking indemnification under this Article 8 shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

(b)	After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 8 shall be determined:

(i)	by the written agreement between the Indemnified Party and the Indemnitor;

(ii)	by a final judgment or decree of any court of competent jurisdiction; or

(iii)	by any other means to which the Indemnified Party and the Indemnitor shall agree.

The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss suffered by it.

8.6	Third Person Claims.

(a)	Notices. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must give a Claim Notice to the Indemnitor, and in reasonable detail, of the third Person claim promptly after such Indemnified Party receives written notice of the third Person claim; provided, however, no delay by the Indemnified Party in notifying the Indemnitor shall relieve the Indemnitor from any liability or obligation hereunder unless the Indemnitor can demonstrate that it was damaged by such delay. Thereafter, the Indemnified Party shall deliver to the Indemnitor, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, if an Indemnified Party is served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly after receipt thereof and shall deliver to the Indemnitor promptly after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.

(b)	Procedure.

(i)	If a third Person asserts any claim or initiates any legal proceeding against the Indemnified Party, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any Loss indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense.

(ii)	The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

(iii)	To the extent the Indemnitor elects not to defend or abandons such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding.

(iv)	Neither the Indemnitor nor the Indemnified Party may consent to entry of any judgment or settle any such proceeding which judgment or settlement obligates the other Party to any money, to perform obligations or to admit liability without the consent of the other Party, such consent not to be unreasonably withheld. If the Indemnified Party refuses to consent to the settlement of any legal proceeding, claim or demand, so long as only money damages are involved, the liability of the Indemnitor for indemnification in respect of such legal proceeding, claim or demand shall not exceed the amount for which the legal proceeding, claim or demand could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of the proposed settlement to which it is entitled to indemnification.

(v)	After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, or by certified or bank cashier’s check within 30 days after the date of such notice.

(c)	Tax Proceedings. If there shall be any conflict between the provisions of this Section 8.6 relating to contests of third-party claims, and Section 7.1 relating to Tax Proceedings, the provisions of Section 7.1 shall control with respect to Tax contests.

8.7	Additional Limitations.

(a)	In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of

(i)	any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter, plus

(ii)	any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b)	The amount of any Loss suffered by a Indemnified Party shall be reduced by the amount, if any, of the recovery or benefit (net of reasonable expenses incurred in obtaining such recovery or benefit) the Indemnified Party shall have received or otherwise enjoyed with respect thereto from any other Person; and if such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to a Loss, then a refund equal in aggregate amount of the recovery, net of reasonable expenses or other costs incurred in obtaining recovery, shall be made promptly to the Indemnitor. The present value shall be calculated using the prevailing interest rates established by the Code and the interest rates promulgated under it.

(c)	Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article 8 shall be required to use commercially reasonable efforts to mitigate the Loss including, at any time after a Claim Notice has been given to the Indemnitor, any actions reasonably requested by the Indemnitor. Notwithstanding any other provision of this Article 8, no Indemnitor shall have any liability under this Article 8 to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken directly or indirectly by such Indemnified Party or any of its Affiliates on or after the Closing Date.

(d)	The obligations of an Indemnitor in respect of a claim or indemnification under this Agreement shall be limited to the taking of such reasonable actions as are necessary under the circumstances giving rise to such claim, and an Indemnitor

(i)	shall in no event be required to take more extensive actions than would be required under Applicable Law then in effect,

(ii)	shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate as required by Section 8.7(c).

(e)	Except for fraud, Seller and Buyer agree that their respective rights and obligations in respect of matters as provided in this Agreement shall supersede any such rights and obligations either may have under any existing or future Law.

8.8	Survival; Exclusive Remedies. The representations and warranties made in this Agreement shall survive the Closing for the periods specified in Section 8.4(a). If the Closing occurs, then the remedies provided in this Article 8 constitute the sole and exclusive remedies for recoveries against another Party for breaches of the representations, warranties, covenants and agreements in this Agreement and for the matters specifically listed in this Article 8 as being indemnified against.

8.9	Treatment of Indemnity Payment. All amounts paid by Buyer or Seller, as the case may be, under this Article 8 shall be treated, to the extent permitted under applicable law, as adjustments to the Purchase Price for all purposes, including Tax purposes.

ARTICLE 9 TERMINATION

9.1	Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual written consent of Buyer and Seller;

(b)	by Buyer or Seller if the Closing shall not have occurred on or before April 30, 2007 (or such later date as may be agreed in writing to by Buyer and Seller);

(c)	by Buyer in the event of any material breach by either Seller of any of the agreements, representations or warranties of such Seller contained in this Agreement and the failure of such Seller to cure such breach within 30 days after receipt of notice from Buyer requesting such breach to be cured, provided that such breach is susceptible to cure within 30 days;

(d)	by Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained in this Agreement and the failure of Buyer to cure such breach within 30 days after receipt of notice from either Seller requesting such breach to be cured, provided that such breach is susceptible to cure within 30 days; or

(e)	by Buyer or Seller if any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

9.2	Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other Party to this Agreement.

9.3	Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 9, all further obligations of the Parties under this Agreement (other than Sections 7.5 and 7.7) shall be terminated without further liability of any Party to the other; provided that nothing herein shall relieve any Party from liability for its breach or wrongful termination of this Agreement.

ARTICLE 10 GENERAL PROVISIONS

10.1	Good Faith; Cooperation; Further Assurances. The Parties shall in good faith undertake to perform their obligations in this Agreement, to satisfy all conditions and to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with its terms. The Parties shall cooperate fully with each other and their respective representatives in connection with any actions required to be taken as part of their respective obligations under this Agreement. Each Party will at the Closing and from time to time after the Closing, deliver to the other such further instruments necessary or desirable, in the reasonable opinion of the requesting Party and at the expense of the requesting Party, to consummate or document the Transactions.

10.2	Notices. Each notice, communication and delivery under this Agreement

(a)	shall be made in writing signed by the Party making it;

(b)	shall specify the Section to which it relates;

(c)	shall either be delivered in person or by telecopier or nationally recognized next business day delivery service;

(d)	unless given in person, shall be given to the address specified below;

(e)	shall be deemed given (i) if delivered in person, on the date delivered, (ii) if sent by telecopier, on the date transmitted (if received during the normal business hours of the recipient) or (iii) if sent by nationally recognized next business day delivery service (with costs prepaid), on the first business day after so sent; and

(f)	shall be deemed received (i) if delivered in person, on the date of personal delivery, (ii) if telecopied, on the day transmitted (if received during the normal business hours of the recipient) or (iii) if sent by nationally recognized next business day delivery service, on the day received.

The addresses and requirements for copies are as follows:

If to Seller, to:		With a copy to:

Ronald J. Rice		Sutherland, Asbill & Brennan LLP
175 Ocean Shore Blvd.		999 Peachtree Street
Ormond Beach, FL 32176		Atlanta, Georgia 30309-3996

Attention: James R. McGibbon
Tel:	386-673-7336	Tel:	404-853-8122
Fax:	386-673-1018	Fax:	404-853-8806

If to Buyer, to:		with a copy to:

Playtex Products, Inc.		Carter Ledyard & Milburn LLP
300 Nyala Farms Road,		2 Wall Street
Westport, Ct 06880		New York, NY 10005

Attention: General Counsel		Attention: H. Tom Davis
Tel:	203-341-4069	Tel:	212-732-3200
Fax:	203-341-4080	Fax:	212-732-3232

10.3	Assignment; Successors in Interest.

(a)	No Assignment. Except with the prior consent of the other Party neither Buyer, nor Seller, shall make any assignment by operation of law or otherwise of its rights and obligations under this Agreement, provided that:

(i)	following the Closing Seller may assign his rights under this Agreement to a trust to be established for the benefit of his immediate family, provided that Seller shall not be released from any of his obligations under this Agreement,

(ii)	any Party may assign its rights under this Agreement to another legal entity that, directly or indirectly, controls, is controlled by or under common control with that Party, provided that the assigning Party shall not be released from any of its obligations under this Agreement,

(iii)	Buyer may make a collateral assignment of its post-Closing rights under this Agreement to any lender or lenders or agent acting on behalf of such lenders providing financing to Buyer or its affiliates, and any such lender, lenders or agent may exercise any and all rights and remedies of Buyer under this Agreement, provided that such collateral assignment does not adversely affect Seller’s rights under this Agreement or any outstanding claims of Seller (including any offset rights) under this Agreement or impose additional liabilities or obligations on Seller other than those contained in this Agreement, and

(iv)	nothing in this Section 10.3(a) shall be deemed to restrict any merger of any Party with or into any other Person.

(b)	Binding Nature. This Agreement is binding upon the parties and their respective successors or assigns (whether or not permitted) and inures to the benefit of the Parties and their permitted successors and assigns.

10.4	No Third Party Beneficiaries. With the exception of the indemnification obligations contained in Section 7.8 and except as set forth in Section 10.3, the Parties do not intend to confer any benefit under this Agreement on anyone other than the Parties, and nothing contained in this Agreement shall be deemed to confer any such benefit on any other Person, including any current or former employee or agent of any Company or any dependent or beneficiary of any of them.

10.5	Severability. Any determination by any court of competent jurisdiction of the invalidity of any provision of this Agreement that is not essential to accomplishing its purposes shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under Applicable Law.

10.6	Remedies. Except as set forth in Article 8, the rights and remedies specified in any provision of this Agreement are in addition to all other rights and remedies a Party may have, including any right to equitable relief and any right to sue for damages as a result of a breach of this Agreement (whether or not it elects to terminate this Agreement), and all such rights and remedies are cumulative. Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy (any such claim by any other Party being hereby waived). Buyer acknowledges and agrees that in the event it fails to fulfill its obligations under this Agreement, Seller would suffer irreparable harm and damages would not be an adequate remedy, and accordingly Seller shall be entitled to an injunction or injunctions to prevent a breach of this Agreement and to enforce specifically the terms and provisions of this Agreement.

10.7	Controlling Law; Integration; Amendment; Waiver.

(a)	This Agreement is governed by, and shall be construed and enforced in accordance with, the Laws of the State of New York, except its Laws that would render such choice of laws ineffective.

(b)	This Agreement and the other contracts, documents and instruments to be delivered pursuant to this Agreement supersede all prior negotiations, agreements and understandings between the parties with respect to their subject matter (other than the provisions of Paragraphs 1, 2, 4, 5, 8, 10, 12, and 13 of the Confidentiality Agreement, which will remain in full force and effect), constitute the entire agreement of the parties with respect to their subject matter, and may not be altered or amended except in writing signed by Seller and Buyer.

(c)	This Agreement may not be amended or supplemented except by an agreement in writing signed by each of the Parties.

(d)	The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce such provision; and no waiver by any Party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

10.8	Counterparts. This Agreement may be executed in one or more counterparts (one counterpart reflecting the signatures of all parties), each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts. This Agreement may be executed by each Party upon a separate copy, and one or more execution pages may be detached from one copy of this Agreement and attached to another copy in order to form one or more counterparts.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:

Playtex Products, Inc.

By:	/s/KRIS KELLEY
Name: Kris Kelley
Title: Executive Vice President and Chief Financial Officer

SELLER:

/s/ RONALD J. RICE
Ronald J. Rice

Stock Purchase Agreement
Signature Page